Exhibit 10.9

CREDIT AGREEMENT

dated as of September 15, 2023

among

RIO GRANDE LNG, LLC,
as the Borrower,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Administrative Agent,

MIZUHO BANK (USA),
as the P1 Collateral Agent, and

THE SENIOR LENDERS PARTY TO THIS AGREEMENT FROM TIME TO TIME

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND INTERPRETATION	1

	1.1. Defined Terms	1

	1.2. Principles of Interpretation	2

	1.3. UCC Terms	2

	1.4. Accounting and Financial Determinations	2

	1.5. Divisions	2

2.	LOAN COMMITMENTS AND BORROWING	2

	2.1. Senior Loan Commitments	2

	2.2. Notice of Senior Loan Borrowing	2

	2.3. Borrowing of Senior Loans	2

	2.4. Termination, Reduction, and Reallocation of Senior Loan Commitments	2

	2.5. Account of Senior Loans; Register	3

3.	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES	3

	3.1. Repayment of Senior Loan Borrowings	3

	3.2. Interest Payment Dates	3

	3.3. Interest Rate	3

	3.4. Post‑Maturity Interest Rates; Default Interest Rates	3

	3.5. Computation of Interest and Fees	3

	3.6. Optional Prepayment	4

	3.7. Mandatory Prepayment	4

	3.8. Time and Place of Payments; Notice of Mandatory Prepayment Events; Declined Proceeds	4

	3.9. Borrowings and Payments Generally	5

	3.10. Fees	5

	3.11. Pro Rata Treatment	5

	3.12. Sharing of Payments	6

4.	TAX PROVISIONS	6

	4.1. Obligation to Mitigate	6

	4.2. Taxes	6

5.	REPRESENTATIONS AND WARRANTIES	8

	5.1. General	8

	5.2. Disclosure	8

	5.3. Good Standing of the Borrower; Power and Authority	9

	5.4. Subsidiaries	9

	5.5. Corporate Structure; Ownership of Shares of Subsidiaries	9

	5.6. Authorization of Agreement	9

	5.7. Absence of Further Requirements	9

	5.8. Title to Property	9

	5.9. Absence of Defaults and Conflicts Resulting from Transaction	9

	5.10. Absence of Existing Defaults and Conflicts	10

	5.11. Possession of Licenses and Permits	10

	5.12. Absence of Labor Dispute	10

	5.13. Possession of Intellectual Property	10

	5.14. Environmental Laws	10

	5.15. Statistical and Market‑Related Data	10

	5.16. Litigation	11

	5.17. Financial Statements; Material Liabilities	11

	5.18. No Material Adverse Change in Business	11

	5.19. Investment Company Act	11

	5.20. Regulations T, U, X	11

	5.21. Anti‑Corruption Laws, Anti‑Terrorism and Money Laundering Laws	11

	5.22. Sanctions	11

	5.23. Taxes	12

	5.24. Insurance	12

	5.25. ERISA	12

	5.26. Material Project Documents	12

	5.27. Solvency	12

	5.28. Senior Security Documents	12

	5.29. Secured Debt	12

	5.30. Liens	13

	5.31. Financing Documents	13

	5.32. Accounting Controls	13

	5.33. Accountants	13

6.	CONDITIONS PRECEDENT	13

	6.1. Conditions to Closing Date	13

	6.2. Conditions to Senior Loan Borrowing Date	15

7.	COVENANTS	16

	7.1. Distributions	16

	7.2. Use of Proceeds	17

	7.3. Incurrence of Indebtedness	17

	7.4. Maintenance of Designated Offtake Agreements	18

	7.5. Maintenance of Liens	18

	7.6. Maintenance of Ratings	18

	7.7. Senior Loans DSRA	19

	7.8. Material Project Documents	19

	7.9. Insurance	19

	7.10. Maintenance of Properties	19

	7.11. Books and Records	19

	7.12. Inspection Reports	19

	7.13. Sanctions Regulations, Etc.	20

	7.14. Designated Offtake Agreements	20

	7.15. Accounts	20

	7.16. Limitation on Formation of Controlled Subsidiaries	20

	7.17. Historical DSCR	20

	7.18. Merger, Consolidation, or Sale of Assets	20

	7.19. Capital Improvements	20

8.	REPORTING COVENANTS	21

	8.1. Reports	21

	8.2. Compliance Certificate	24

9.	EVENTS OF DEFAULT	24

	9.1. Non‑Payment of Senior Loans	24

	9.2. Common Terms Agreement	25

	9.3. Breach of Covenants	25

	9.4. Bankruptcy	25

	9.5. Liens	25

	9.6. Project Completion Date	25

	9.7. Material Project Document Defaults	25

10.	REMEDIES	26

	10.1. Acceleration Upon Bankruptcy	26

	10.2. Acceleration Upon Other Event of Default	26

	10.3. Action Upon Event of Default	26

	10.4. Application of Proceeds	26

11.	THE ADMINISTRATIVE AGENT	27

	11.1. Appointment and Authority	27

	11.2. Rights as a Senior Lender	27

	11.3. Exculpatory Provisions	27

	11.4. Reliance by Administrative Agent	28

	11.5. Delegation of Duties	28

	11.6. Request for Indemnification by the Senior Lenders	28

	11.7. Resignation or Removal of Administrative Agent	28

	11.8. No Amendment to Duties of Administrative Agent Without Consent	29

	11.9. Non‑Reliance on Administrative Agent and Senior Lenders	29

	11.10. Copies	29

	11.11. Erroneous Payments	29

12.	MISCELLANEOUS PROVISIONS	30

	12.1. Amendments, Etc.	30

	12.2. Entire Agreement	31

	12.3. Governing Law; Jurisdiction; Etc.	31

	12.4. Assignments	34

	12.5. Benefits of Agreement	35

	12.6. Costs and Expenses	35

	12.7. Counterparts; Effectiveness	36

	12.8. Indemnification	36

	12.9. Interest Rate Limitation	37

	12.10. No Waiver; Cumulative Remedies	37

	12.11. Notices and Other Communications	37

	12.12. Patriot Act Notice	38

	12.13. Payments Set Aside	38

	12.14. Right of Setoff	39

	12.15. Severability	39

	12.16. Survival	39

	12.17. Treatment of Certain Information; Confidentiality	39

	12.18. Waiver of Consequential Damages, Etc.	40

	12.19. Waiver of Litigation Payments	40

	12.20. Reinstatement	40

	12.21. No Recourse	40

	12.22. P1 Intercreditor Agreement	40

	12.23. Termination	41

	12.24. Consultants	40

	12.25. No Fiduciary Duty	40

	12.26. Acknowledgement and Consent to Bail‑In of Affected Financial Institutions	40

	12.27. Cashless Settlement	40

	12.28. Restricted Lenders	40

	12.29. Disclosure in Connection with Equator Principles	40

APPENDICES

Appendix I	‑	Definitions

SCHEDULES

Schedule 2	‑	Lenders, Commitments
Schedule 5.5 Schedule 5.16	‑-	Subsidiaries; Ownership of Shares of Subsidiaries Litigation
Schedule 5.17	‑	Financial Statements
Schedule 5.30	‑	Liens
Schedule 12.11	‑	Notice Information

EXHIBITS

Exhibit A	‑	Form of Senior Loan Note
Exhibit B	‑	Form of Borrowing Notice
Exhibit C‑1	‑	Form of Lender Assignment Agreement
Exhibit C‑2	‑	Form of Affiliated Lender Assignment Agreement
Exhibit D‑1	‑	Form of U.S. Tax Compliance Certificate (For Non‑U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D‑2	‑	Form of U.S. Tax Compliance Certificate (For Non‑U.S. Participants that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D‑3	‑	Form of U.S. Tax Compliance Certificate (For Non‑U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D‑4	‑	Form of U.S. Tax Compliance Certificate (For Non‑U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	‑	Dutch Auction Procedures

This CREDIT AGREEMENT (this “Agreement”), dated as of September 15, 2023, is by and among:

(1)	RIO GRANDE LNG, LLC, a Texas limited liability company (the “Borrower”);

(2)	WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Administrative Agent;

(3)	MIZUHO BANK (USA), as the P1 Collateral Agent; and

(4)	each of the Senior Lenders from time to time party hereto;

each a “Party” and together the “Parties”.

WHEREAS:

(A)

the Borrower intends, among other things, (i) to own, upon the design, engineering, development, procurement, construction, installation thereof, the P1 Train Facilities, (ii) to own indirectly, upon the design, engineering, development, procurement, construction, installation thereof, certain Common Facilities at the Rio Grande Facility, (iii) to acquire directly (in respect of the P1 Train Facilities) or indirectly (in respect of the Common Facilities) subleases and easements in the land underlying and appurtenant to the Rio Grande Facility, (iv) acquire rights of usage over and in the Rio Grande Facility, (v) to cause the design, engineering, development, procurement, construction, installation, and insurance of the P1 Train Facilities and such Common Facilities, and (vi) to cause the operation and maintenance of the Rio Grande Facility, in each case and as relevant, subject to the CFAA and other Material Project Documents;

(B)

the Borrower has or will incur Senior Secured Debt to fund, inter alia, the design, engineering, development, procurement, construction, installation, testing, completion, ownership, operation, and maintenance of the Project;

(C)

the Borrower has requested that the Senior Lenders establish a credit facility, pursuant to which the Senior Lenders will make available and provide, upon the terms and conditions set forth herein,  the Senior Loans to partially finance the design, engineering, development, procurement, construction, installation, testing, completion, ownership, operation, and maintenance of the Project, to pay certain fees and expenses associated with this Agreement and the loans made hereunder, as further described herein;

(D)	the Borrower has granted certain security in the Collateral for the benefit of the Senior Secured Parties pursuant to the P1 Collateral Documents; and

(E)	the Senior Lenders are willing to make the credit facilities described herein available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Defined Terms

Unless otherwise defined herein in Appendix I, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.

1.2.	Principles of Interpretation

(a)	In this Agreement, except to the extent specified to the contrary or where the context otherwise requires:

(i)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(ii)	references to “Articles”, “Sections”, “Schedules”, “Exhibits”, and “Appendices” are references to sections of, and schedules, exhibits and appendices to, this Agreement;

(iii)	references to “assets” includes property, revenues, and rights of every description (whether real, personal, or mixed and whether tangible or intangible);

(iv)	references to an “amendment” includes a supplement, replacement, novation, restatement, or re‑enactment and “amended” is to be construed accordingly;

(v)	references to any Government Rule includes any amendment or modification to such Government Rule, and all regulations, rulings, and other Government Rules promulgated under such Government Rule;

(vi)

except where a document or agreement is expressly stated to be in the form “in effect” on a particular date, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein;

(vii)	references to any Party or party to any other document or agreement shall include its successors and permitted assigns;

(viii)	words importing the singular include the plural and vice versa;

(ix)	words importing the masculine include the feminine and vice versa;

(x)	the words “include”, “includes”, and “including” are not limiting;

(xi)	references to “days” shall mean calendar days, unless the term “Business Days” shall be used;

(xii)	references to “months” shall mean calendar months and references to “years” shall mean calendar years;

(xiii)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York; and

(xiv)	if any term is defined both in the Common Terms Agreement and in this Agreement, the definition in this Agreement shall prevail.

(b)

This Agreement is the result of negotiations among, and has been reviewed by all parties hereto and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party hereto.

(c)	Unless a contrary intention appears, a term used in any notice given under or in connection herewith has the same meaning as in this Agreement.

1.3.	UCC Terms

Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

1.4.	Accounting and Financial Determinations

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, then such ratio or requirement shall be modified in a manner determined as soon as reasonably practicable and in good faith by the Borrower and set forth in a written notice to the Administrative Agent that preserves the original intent thereof in light of such change in GAAP.

1.5.	Divisions

For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.	LOAN COMMITMENTS AND BORROWING

2.1.	Senior Loan Commitments

(a)

Subject to the terms and conditions set forth herein, each Senior Lender, severally and not jointly, shall make Senior Loans to the Borrower on the Senior Loan Borrowing Date, in an aggregate outstanding principal amount equal to 100% of such Senior Lender’s Senior Loan Commitment.

(b)	After giving effect to the making of any Senior Loans, the aggregate outstanding principal amount of all Senior Loans shall not exceed the Aggregate Senior Loan Commitment.

(c)

Proceeds of the Senior Loans (other than amounts netted from the proceeds of the Senior Loans and applied directly to the payment of any interest, fees, costs, or expenses, in each such case that are due and payable to the Credit Agreement Senior Secured Parties hereunder or pursuant to any Financing Document) shall be deposited into the P1 Construction Account solely to fund P1 Project Costs.

(d)	Senior Loans repaid or prepaid may not be reborrowed.

2.2.	Notice of Senior Loan Borrowing

(a)

The Borrower shall request the Senior Loan Borrowing by delivering to the Administrative Agent and the P1 Collateral Agent a properly completed Borrowing Notice no later than 2:00 p.m., New York City time, on the fourth Business Day before the Senior Loan Borrowing Date.

(b)	Each Borrowing Notice delivered pursuant to this Section 2.2 shall refer to this Agreement and specify:

(i)	the amount of such requested Senior Loan Borrowing which shall be an amount equal to 100% of the Aggregate Senior Loan Commitment; and

(ii)	the requested date of the Senior Loan Borrowing which shall be a Business Day and the Senior Loan Borrowing Date.

(c)	The currency specified in a Borrowing Notice must be Dollars.

(d)

The Administrative Agent shall promptly (and in any event on the same Business Day, or, if such Borrowing Notice is delivered to the Administrative Agent later than 2:00 p.m., New York City time, on the following Business Day) notify each Senior Lender of any Borrowing Notice delivered pursuant to this Section 2.2, together with each such Senior Lender’s share of the requested Senior Loan Borrowing.

2.3.	Borrowing of Senior Loans

Subject to Section 2.1 and the satisfaction of the conditions in Section 6.2, on the Senior Loan Borrowing Date, each Senior Lender shall make a Senior Loan in the amount of its Senior Loan Commitment by wire transfer of immediately available funds to the Administrative Agent, not later than 1:00 p.m., New York City time, and the Administrative Agent shall transfer the amounts so received to the P1 Construction Account as set forth in Section 2.1(c).

2.4.	Termination, Reduction, and Reallocation of Senior Loan Commitments

(a)

Unless otherwise agreed by each affected Senior Lender, if a Senior Loan Borrowing is not consummated on the proposed Senior Loan Borrowing Date, all Senior Loan Commitments shall be automatically and permanently terminated.

(b)	All unused Senior Loan Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 10.1 or Section 10.2 in accordance with the terms thereof.

(c)	Any termination of the Senior Loan Commitments pursuant to this Section 2.4 shall be permanent.

2.5.	Account of Senior Loans; Register

(a)

Each of the Senior Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Senior Lender resulting from each Senior Loan made by such Senior Lender, including the amounts of principal and interest payable and paid to such Senior Lender from time to time hereunder.

(b)

The Administrative Agent shall maintain at the Administrative Agent’s office  a copy of any Lender Assignment Agreement or Affiliated Lender Assignment Agreement delivered to it pursuant to Section 12.4 and  a register for the recordation of the names and addresses of the Senior Lenders, and all the Senior Loan Commitments of, and principal amount of and interest on the Senior Loans owing and paid to, each Senior Lender pursuant to the terms hereof from time to time and of amounts received by the Administrative Agent from the Borrower and whether such amounts constitute principal, interest, fees, or other amounts and each Senior Lender’s share thereof (the “Register”). The Register shall be available for inspection by the Borrower and any Senior Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)

The entries made by the Administrative Agent in the Register or the accounts maintained by any Senior Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Senior Lender or the Administrative Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Senior Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Senior Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d)

The Borrower agrees that in addition to such accounts or records described in Section 2.5(b) and Section 2.5(c), the Senior Loans made by each Senior Lender shall, upon the request of any Senior Lender, be evidenced by one or more Senior Loan Notes duly executed on behalf of the Borrower and shall be dated the Closing Date (or, if later, the date of any request therefor by a Senior Lender). Each such Senior Loan Note shall have all blanks appropriately filled in, and shall be payable to such Senior Lender and its registered assigns in a principal amount equal to the Senior Loan Commitment of such Senior Lender (it being understood that the principal amount of the Senior Loan Commitment of each Senior Lender shall be allocated amongst its Senior Loan Notes such that the aggregate principal amount of such Senior Loan Notes equals such Senior Lender’s Senior Loan Commitment); provided, that each Senior Lender may attach schedules to its respective Senior Loan Notes and endorse thereon the date, amount, and maturity of its respective Senior Loans and payments with respect thereto.

3.	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1.	Repayment of Senior Loan Borrowings

The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Senior Lender the aggregate outstanding principal amount of the Senior Loans on the Credit Agreement Maturity Date.

3.2.	Interest Payment Dates

(a)	Interest accrued on each Senior Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):

(i)	with respect to any repayment or prepayment of any Senior Loans, on the date of each such repayment or prepayment;

(ii)	on the Credit Agreement Maturity Date;

(iii)	on September 30 and March 30 of each year, commencing on March 30, 2024, or if any such day is not a Business Day, the next succeeding Business Day.

(b)

Interest accrued on the Senior Loans or other Obligations after the date such amount is due and payable (whether on the Credit Agreement Maturity Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c)	Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event described in Section 10.1.

3.3.	Interest Rate

The Senior Loans shall accrue interest at a rate per annum equal to the Interest Rate.

3.4.	Post‑Maturity Interest Rates; Default Interest Rates

If all or a portion of the principal amount of any Senior Loan is not paid when due (whether on the Credit Agreement Maturity Date, by acceleration or otherwise) or any Obligation under this Agreement (other than principal on the Senior Loans) is not paid when due (whether on the Credit Agreement Maturity Date, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the applicable Default Rate from the date of such non‑payment until the amount then due is paid in full (after as well as before judgment).

3.5.	Computation of Interest and Fees

(a)	All computations of interest for Senior Loans, shall be made on the basis of a 360-day year of twelve thirty-day months and will be payable semi-annually on the basis of six thirty-day months.

(b)

Interest shall accrue on each Senior Loan for the day on which the Senior Loan is made, and shall not accrue on a Senior Loan, or any portion thereof, for the day on which the Senior Loan or such portion is paid; provided, that any Senior Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.6.	Optional Prepayment

(a)

The Borrower shall have the right to prepay the Senior Loans (in whole or part) without premium or penalty (other than the Make-Whole Amount pursuant to Section 3.6(c)(ii), if applicable) by providing notice to the Administrative Agent prior to 1:00 p.m., New York City time, on the date that is at least fifteen days but no more than sixty days prior to the proposed prepayment date. Any prepayment notice may be revoked.

(b)	All voluntary prepayments under this Section 3.6 shall be made by the Borrower to the Administrative Agent for the account of the Senior Lenders in accordance with Section 3.6(c).

(c)

With respect to each prepayment to be made pursuant to this Section 3.6, on the date specified in the notice of prepayment delivered pursuant to Section 3.6(a), the Borrower shall pay to the Administrative Agent the sum of the following amounts:

(i)	accrued but unpaid interest on the Senior Loans to be prepaid;

(ii)	the principal of the Senior Loans to be prepaid or, with respect to any Senior Loans prepaid prior to the Par Call Date, the Make‑Whole Amount in respect of such Senior Loans; and

(iii)	any other Obligations due to the Credit Agreement Senior Secured Parties in connection with any prepayment under the Financing Documents.

(d)	Amounts of any Senior Loans prepaid pursuant to this Section 3.6 may not be reborrowed.

(e)

If applicable, the Borrower will notify the Administrative Agent of the Make-Whole Amount with respect to any prepayment upon making such prepayment, and the Administrative Agent shall not be responsible for such calculation.

3.7.	Mandatory Prepayment

(a)

The Borrower shall be required to prepay the Senior Loans in accordance with Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) of the Collateral and Intercreditor Agreement with the applicable Senior Lenders’ ratable share of the Mandatory Prepayment Portion of the following:

(i)

Loss Proceeds, to the extent that the aggregate amount of such Loss Proceeds received by the Borrower and not applied in accordance with Section 9.2(b) (Loss Proceeds) of the Collateral and Intercreditor Agreement exceeds $300,000,000 since the later of the Closing Date and the last date on which a mandatory prepayment has been made pursuant to this clause (i);

(ii)

Asset Sale Proceeds, to the extent that the aggregate amount of such Asset Sale Proceeds received by the Borrower and not used to purchase replacement property or prepay any other Senior Secured Debt in accordance with Section 9.3(b) (Asset Sale Proceeds) of the Collateral and Intercreditor Agreement exceeds $300,000,000 since the later of the Closing Date and the last date on which a mandatory prepayment has been made pursuant to this clause (ii); and

(iii)

Performance Liquidated Damages payments to the Borrower, to the extent that the aggregate amount of such payments received by the Borrower and not used to rectify any damages or losses suffered under the relevant Material Project Document resulting from a breach thereof by the applicable Material Project Party or make indemnity payments to Offtakers, in each case, in accordance with Section 9.4(b) (Performance Liquidated Damages) of the Collateral and Intercreditor Agreement exceeds $300,000,000 since the later of the Closing Date and the last date on which a mandatory prepayment has been made pursuant to this clause (iii).

(b)

Upon the occurrence of a Change of Control Triggering Event, the Borrower shall prepay all outstanding Senior Loans plus a premium of 1.00% of the aggregate principal amount of Senior Loans so prepaid.

(c)

The Borrower shall make prepayments of Senior Secured Debt and cancel Senior Secured Debt Commitments as may be required upon the occurrence of a Credit Agreement LNG Sales Mandatory Prepayment Event in accordance with Section 7.4 and the Borrower shall allocate the amount so required to be prepaid to Senior Secured Debt constituting Senior Loans in accordance with this clause (c) in its sole discretion.

(d)	Amounts of any Senior Loans prepaid pursuant to this Section 3.7 may not be reborrowed.

(e)	Except as expressly provided in Section 3.7(b), no premium, penalty, or Make-Whole Amount shall be payable in connection with any prepayment under this Section 3.7.

3.8.	Time and Place of Payments; Notice of Mandatory Prepayment Events; Declined Proceeds

(a)

The Borrower shall make each payment (including any payment of principal of or interest on any Senior Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 1:00 p.m., New York City time, on the date when due in Dollars and in immediately available funds to the Administrative Agent at the following account: M&T Bank / Wilmington Trust, N.A., ABA # 031100092, Account Name: Rio Grande LNG, Account # 165046-000, Attention: Jessica Jankiewicz, Ref: GCM – LOAN AGENCY, or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrower. Funds received after 1:00 p.m., New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day for the purpose of calculating interest thereon.

(b)

The Administrative Agent shall promptly remit in immediately available funds to each Credit Agreement Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Credit Agreement Senior Secured Party.

(c)

Except as provided herein, whenever any payment (including any payment of interest or principal on any Senior Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

(d)

The Borrower shall give written notice to the Administrative Agent (which shall forward such notice to each Senior Lender) of any event giving rise to any mandatory prepayment in accordance with,  Section 3.7(a)(i) within ninety days after completing the relevant Restoration or the Borrower’s election not to Restore pursuant to the CFAA,  Section 3.7(a)(ii) within thirty days after the expiry of the period during which the Borrower is permitted to use such Asset Sale Proceeds pursuant to the Collateral and Intercreditor Agreement,  Section 3.7(a)(iii) within ninety days after the expiry of the period during which the Borrower is permitted to use such Performance Liquidated Damages pursuant to the Collateral and Intercreditor Agreement,  Section 3.7(b) within thirty days after the Change of Control Triggering Event, and Section 3.7(c) upon the expiration of the applicable period under Section 7.4 (any such notice, a “Mandatory Prepayment Event Notice”).

(e)

Each Mandatory Prepayment Event Notice shall specify the proposed prepayment date (the “Mandatory Prepayment Date”) which shall be (i) in the case of a Mandatory Prepayment Event Notice pursuant to Section 3.8(d)(i), (d)(ii), (d)(iii), or (d)(v) a date that is at least twenty Business Days after the date of the Mandatory Prepayment Event Notice and no later than thirty Business Days after the date of the Mandatory Prepayment Event Notice and (ii) in the case of a Mandatory Prepayment Event Notice pursuant to Section 3.8(d)(iv), a date that is at least thirty days after the date of the Mandatory Prepayment Event Notice and no later than sixty days after the date of the Mandatory Prepayment Event Notice.

(f)

A Senior Lender that desires to receive the applicable mandatory prepayment shall give notice to the Administrative Agent in writing or by telephone (confirmed in writing) at least three Business Days prior to the Mandatory Prepayment Date (the “Mandatory Prepayment Confirmation Deadline”) that such Senior Lender elects to receive the applicable mandatory prepayment. Unless a Senior Lender gave its affirmative notice to the Administrative Agent in writing or by telephone (confirmed in writing) by the Mandatory Prepayment Confirmation Deadline, such Senior Lender shall be deemed to have declined the total amount of the applicable mandatory prepayment of its Senior Loans to be made pursuant to Section 3.7; provided, that a Senior Lender will be entitled to withdraw its election if such Senior Lender provides written notice to the Administrative Agent no later than the Mandatory Prepayment Confirmation Deadline that such Senior Lender is withdrawing its election to have its Senior Loan repaid.

(g)

No later than one Business Day following the Mandatory Prepayment Confirmation Deadline, the Administrative Agent shall give written notice to the Borrower of the aggregate principal amount of Senior Loans to be prepaid on the Mandatory Prepayment Date.

(h)

Subject to Section 3.7(c), if the aggregate principal amount of Senior Loans and other pari passu Indebtedness subject to a mandatory prepayment exceeds the amount available for such prepayment, the Senior Loans and such other pari passu Indebtedness shall be repaid on a pro rata basis.

3.9.	Borrowings and Payments Generally

(a)

Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Senior Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, but shall not be required to, in reliance upon such assumption, distribute to the Senior Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Senior Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Senior Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. A notice of the Administrative Agent to any Senior Lender with respect to any amount owing under this Section 3.9 shall be conclusive, absent manifest error.

(b)

If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied  first, to pay interest, fees and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties and  second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)

Nothing herein shall be deemed to obligate any Senior Lender to obtain funds for any Senior Loan in any particular place or manner or to constitute a representation by any Senior Lender that it has obtained or will obtain funds for any Senior Loan in any particular place or manner.

(d)

The Borrower hereby authorizes each Senior Lender, if and to the extent payment owed to such Senior Lender is not made when due under this Agreement or under the Senior Loan Notes held by such Senior Lender, to charge from time to time against any or all of the Borrower’s accounts with such Senior Lender any amount so due.

3.10.	Fees

(a)	The Borrower agrees to pay or cause to be paid fees in the amounts and at the times from time to time agreed pursuant to each applicable Bank Fee Letter and each applicable Fee Letter.

(b)	All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

3.11.	Pro Rata Treatment

(a)	The portion of any Senior Loan Borrowing shall be allocated by the Administrative Agent pro rata among the Senior Lenders in accordance with each Senior Lender’s Senior Loan Commitment Percentage.

(b)

Except as otherwise required under Article 4, each payment or prepayment of principal of the Senior Loans shall be allocated by the Administrative Agent pro rata among the Senior Lenders in accordance with the respective principal amounts of their outstanding Senior Loans, and each payment of interest on the Senior Loans shall be allocated by the Administrative Agent pro rata among the Senior Lenders in accordance with the respective interest amounts outstanding on the Senior Loans held by them.

3.12.	Sharing of Payments

(a)

If any Senior Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Senior Loan (other than pursuant to the terms of Article 4) in excess of its pro rata share of payments then or therewith obtained by all Senior Lenders holding Senior Loans, such Senior Lender shall purchase from the other Senior Lenders (for cash at face value) such participations in Senior Loans of such type made by them as shall be necessary to cause such purchasing Senior Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Senior Lender, the purchase shall be rescinded and each Senior Lender that has sold a participation to the purchasing Senior Lender shall repay to the purchasing Senior Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Senior Lender’s ratable share (according to the proportion of (x) the amount of such selling Senior Lender’s required repayment to the purchasing Senior Lender to (y) the total amount so recovered from the purchasing Senior Lender) of any interest or other amount paid or payable by the purchasing Senior Lender in respect of the total amount so recovered. The Borrower agrees that any Senior Lender so purchasing a participation from another Senior Lender pursuant to this Section 3.12(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 12.14) with respect to such participation as fully as if such Senior Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 3.12 shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Senior Lender as consideration for the assignment or sale of a participation in any of its Senior Loans to which it has a participation interest.

(b)

If under any applicable bankruptcy, insolvency or other similar law, any Senior Lender receives a secured claim in lieu of a setoff to which this Section 3.12 applies, then such Senior Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Senior Lenders entitled under this Section 3.12 to share in the benefits of any recovery on such secured claim.

4.	TAX PROVISIONS

4.1.	Obligation to Mitigate

(a)

If the Borrower is required to pay any Indemnified Taxes or additional amount to any Senior Lender or any Government Authority for the account of any Senior Lender pursuant to Section 4.2, then such Senior Lender shall use reasonable efforts to designate a different lending or issuing office for funding or booking its Senior Loans hereunder to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender, such designation or assignment  would eliminate or reduce amounts payable pursuant to Section 4.2, as applicable, in the future and  would not subject such Senior Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Senior Lender in connection with any such designation or assignment.

(b)

If the Borrower is required to pay any Indemnified Taxes or additional amount to any Senior Lender or any Government Authority for the account of any Senior Lender pursuant to Section 4.2 and, in each case, such Senior Lender has declined or is unable to designate a different lending or issuing office or to make an assignment in accordance with Section 4.1(a), then the Borrower may, at its sole expense and effort, upon notice in writing to such Senior Lender and the Administrative Agent, request such Senior Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.4), all (but not less than all) its interests, rights (other than its existing rights to payments pursuant to Section 4.2) and obligations under this Agreement (including all of its Senior Loans and Senior Loan Commitments) to an assignee that shall assume such obligations (which assignee may be another Senior Lender, if a Senior Lender accepts such assignment); provided, that  the Borrower shall have received the prior written consent of the Administrative Agent,  such Senior Lender shall have received payment of an amount equal to all Obligations of the Borrower owing to such Senior Lender from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other Obligations),  in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 4.2, such assignment will result in the elimination or reduction of such compensation or payments, and  such assignment does not conflict with any applicable law binding upon or to which such Senior Lender is subject. A Senior Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Senior Lender of its rights under Section 4.2, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

4.2.	Taxes

(a)	Defined Terms. For purposes of this Section 4.2, the term “Government Rule” includes FATCA.

(b)

Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by Government Rules. If any Government Rule (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with Government Rules and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)

Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Government Authority in accordance with Government Rules, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)

Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Senior Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Senior Lender, shall be conclusive absent manifest error.

(e)

Indemnification by the Senior Lenders. Each Senior Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for  any Indemnified Taxes attributable to such Senior Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so),  any Taxes attributable to such Senior Lender’s failure to comply with the provisions of Section 12.4(d) relating to the maintenance of a Participant Register and  any Excluded Taxes attributable to such Senior Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Senior Lender by the Administrative Agent shall be conclusive absent manifest error. Each Senior Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Senior Lender under any Financing Document or otherwise payable by the Administrative Agent to the Senior Lender from any other source against any amount due to the Administrative Agent under this Section 4.2.

(f)

Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 4.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)	Status of Lenders.

(i)

Any Senior Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Senior Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Government Rules or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Senior Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 4.2(g)(ii)) shall not be required if in the Senior Lender’s reasonable judgment such completion, execution or submission would subject such Senior Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Senior Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)

Any Senior Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Senior Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Senior Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W‑8BEN or IRS Form W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W‑8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN or IRS Form W‑8BEN‑E; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, IRS Form W‑8BEN‑E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D‑2 or Exhibit D‑3, IRS Form W‑9, or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D‑4 on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Government Rules as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Government Rules to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Senior Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Senior Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Senior Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Government Rules (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Senior Lender has complied with such Senior Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)

Each Senior Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)

Status of Administrative Agent. The Administrative Agent (and any successor or supplemental Administrative Agent on the date it becomes the Administrative Agent) shall provide the Borrower with two duly completed original copies of, if it is not a U.S. Person, IRS Form W‑8ECI or W‑8BEN‑E with respect to payments to be received by it as a beneficial owner and, if applicable, IRS Form W‑8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Senior Lenders, and shall update such forms periodically upon the reasonable request of the Borrower. In the event that the Administrative Agent is a U.S. Person that is not a corporation, the Administrative Agent shall provide the Borrower with two duly completed original copies of IRS Form W‑9.

(i)

Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.2 (including by the payment of additional amounts pursuant to this Section 4.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.2 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.2(i) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this Section 4.2(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.2(i) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.2(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)

Survival. Each party’s obligations under this Section 4.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Senior Lender, the termination of the Senior Loan Commitment, and the repayment, satisfaction or discharge of all obligations under any Financing Document.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	General

(a)

The Borrower makes each representation and warranty set forth in this Article 5 on the Closing Date to, and in favor of, the Administrative Agent, each of the Senior Lenders and each other Party hereto.

(b)	All of the representations and warranties set forth in this Article 5 shall survive the Closing Date but shall not be deemed to be repeated by the Borrower at any time after the Closing Date.

5.2.	Disclosure

This Agreement and the documents, certificates or other writings delivered to the Senior Lenders by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby and the financial statements set forth on Schedule 5.17 (this Agreement and such documents, certificates or other writings and such financial statements, including those provided through Intralinks, (and, in each case, any updates thereto) delivered to each Senior Lender being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that with respect to any projected financial information, forecasts, estimates, or forward‑looking information, information of a general economic or general industry nature or pro forma calculation made in the Disclosure Documents, including with respect to the start of operations of the Project, the Project Completion Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, exchange rates or interest rates, rates of taxation, rates of inflation, transportation volumes or any other forecasts, projections, assumptions, estimates or pro forma calculations, the Borrower represents only that such information was based on assumptions made in good faith and believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Disclosure Documents, or any such other items listed in this clause (a), and the Borrower makes no representation with respect to any information or material provided by a Consultant (except to the extent such information or material originated with the Borrower). There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.3.	Good Standing of the Borrower; Power and Authority

(a)

The Borrower has been duly formed and is existing and in good standing as a limited liability company under the laws of the State of Texas, with power and authority (limited liability company and other) to own its properties and conduct its business as described in the Disclosure Documents.

(b)

The Borrower is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)

The Borrower has the limited liability company power and authority to execute and deliver, and to perform its obligations under, each of this Agreement, the Senior Loan Notes, and the other applicable Financing Documents.

5.4.	Subsidiaries

Each subsidiary of the Borrower has been duly formed and is existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (limited liability company) to own its properties and conduct its business as described in the Disclosure Documents; and each subsidiary of the Borrower is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect; all of the issued and outstanding limited liability company interests of each subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable; and the limited liability company interests of each subsidiary of the Borrower that are owned by the Borrower, are owned free from liens, encumbrances and defects other than Permitted Liens and as disclosed in the Disclosure Documents.

5.5.	Corporate Structure; Ownership of Shares of Subsidiaries

(a)

Schedule 5.5 contains (except as noted therein) complete and correct lists of the Borrower’s subsidiaries as of the Closing Date, direct or indirect, showing, as to each subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other subsidiary.

(b)

All of the outstanding shares of capital stock or similar equity interests of each subsidiary shown in Schedule 5.5 as being owned by the Borrower or a subsidiary as of the Closing Date will have been validly issued, fully paid and non‑assessable and owned by the Borrower or another subsidiary free and clear of any Lien that is prohibited by this Agreement or the Common Terms Agreement as of the Closing Date.

5.6.	Authorization of Agreement

This Agreement has been duly authorized, executed and delivered by the Borrower in accordance with its terms, and constitutes a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.7.	Absence of Further Requirements

No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the Borrower’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except those that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

5.8.	Title to Property

(a)

The Borrower and, to the knowledge of the Borrower, its subsidiaries have good and indefeasible title to all real property and good title to all personal property described in the Disclosure Documents as owned by the Borrower and its subsidiaries, free and clear of all liens, charges, encumbrances and defects except  Permitted Liens,  as described, and subject to limitations contained, in the Disclosure Documents, or  as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the Disclosure Documents.

(b)

The real property and buildings held under lease or sublease by the Borrower and, to the knowledge of the Borrower, its subsidiaries, are held under valid and subsisting and enforceable leases or subleases, as applicable, free from liens, charges, encumbrances and defects except  Permitted Liens,  as do not materially interfere with the use of the properties of the Borrower and its subsidiaries as they have been used in the past and otherwise as described in the Disclosure Documents, and  as are proposed to be used in the future as described in the Disclosure Documents; provided, that with respect to such leases or subleases, as applicable, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies and by general equity principles.

5.9.	Absence of Defaults and Conflicts Resulting from Transaction

The execution, delivery and performance of this Agreement will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Borrower or its subsidiaries pursuant to  the certificate of formation or limited liability company agreement of the Borrower or its subsidiaries,  any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Borrower or its subsidiaries or any of their properties, or  any agreement or instrument to which the Borrower or its subsidiaries is a party or by which the Borrower or its subsidiaries is bound or to which any of the properties of the Borrower or its subsidiaries is subject, except, in the case of clauses (b) and (c), for any breaches, violations, defaults, liens, charges or encumbrances that, individually or in the aggregate, would not result in a Material Adverse Effect. As of the date hereof, no Debt Repayment Triggering Event exists.

5.10.	Absence of Existing Defaults and Conflicts

(a)	Neither the Borrower nor, to the knowledge of the Borrower, its subsidiaries is in violation of its respective certificate of formation or limited liability company agreement.

(b)

Neither the Borrower nor, to the knowledge of the Borrower, its subsidiaries is in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject or in violation of any law or statute or any judgment, order, rule or regulation of any court, arbitrator or governmental or regulatory authority having jurisdiction over the Borrower, or any of its properties or, to the knowledge of the Borrower, its subsidiaries and their properties, except such defaults or violations that would not, individually or in the aggregate, result in a Material Adverse Effect.

5.11.	Possession of Licenses and Permits

(a)

Except as disclosed in the Disclosure Documents, the Borrower and, to the knowledge of the Borrower, its subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits issued by the appropriate governmental agencies or bodies (collectively, “Licenses”) necessary or material to the Project at its current stage of development, except where the failure to so possess or comply would not, individually or in the aggregate, result in a Material Adverse Effect.

(b)

Except as disclosed in the Disclosure Documents, the Borrower and, to the knowledge of the Borrower, its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Borrower or its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(c)

All of the Licenses possessed by the Borrower and its subsidiaries are valid and in full force and effect, except where the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not, individually or in the aggregate, result in a Material Adverse Effect.

5.12.	Absence of Labor Dispute

No material labor dispute involving or affecting the Borrower or, to the knowledge of the Borrower, any of its subsidiaries exists or, to the knowledge of the Borrower, is imminent, which could reasonably be expected to have a Material Adverse Effect.

5.13.	Possession of Intellectual Property

Except as would not have a Material Adverse Effect, the Borrower owns or possesses, or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated or proposed in the Disclosure Documents to be conducted by them, and have not received any notice of nor are they aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Borrower or its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

5.14.	Environmental Laws

(a)

Except as disclosed in the Disclosure Documents, or as would not individually or in the aggregate have a Material Adverse Effect,  neither the Borrower nor, to the knowledge of the Borrower, its subsidiaries is in violation of, or has any liability under, any federal, state or local, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or Release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”),  neither the Borrower nor, to the knowledge of the Borrower, its subsidiaries is liable or allegedly liable for any Release or threatened Release of Hazardous Substances, including at any off‑site treatment, storage or disposal site,  neither the Borrower nor, to the knowledge of the Borrower, its subsidiaries is subject to any claim by any governmental agency or governmental body or person relating to Environmental Laws or Hazardous Substances,  the Borrower and, to the knowledge of the Borrower, its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses as currently conducted, and  to the knowledge of the Borrower, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law.

(b)

For purposes of this Section 5.14, “Hazardous Substances” means  any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended,  any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended,  any petroleum or petroleum product,  any polychlorinated biphenyl and  any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law or which can give rise to liability under any Environmental Law. The term “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment.

5.15.	Statistical and Market‑Related Data

The third‑party statistical and market‑related data included in the Disclosure Documents are based on or derived from sources that the Borrower believes to be reliable and accurate in all material respects.

5.16.	Litigation

Except as described in the Disclosure Documents or on Schedule 5.16, there is no  action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Borrower, threatened, to which it is or may be a party or to which its or, to the knowledge of the Borrower, its subsidiaries’ business or property is or may be subject,  statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to the Borrower or, to the knowledge of the Borrower, its subsidiaries, or  injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which the Borrower or, to the knowledge of the Borrower, its subsidiaries is or may be subject, that, in the case of clauses (a), (b), and (c) above  would, individually or in the aggregate have a Material Adverse Effect or  challenging the validity of this Agreement, the Common Terms Agreement or the Collateral and Intercreditor Agreement.

5.17.	Financial Statements; Material Liabilities

The financial statements included in the Disclosure Documents (and set forth on Schedule 5.17) present fairly in all material respects the financial position of the Borrower as of the dates thereof and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis (subject to normal year‑end adjustments and footnote disclosure in the case of interim financial statements). The Borrower and its subsidiaries do not have any material liabilities that are not disclosed in the Disclosure Documents.

5.18.	No Material Adverse Change in Business

Except as disclosed in the Disclosure Documents, since the end of the period covered by the latest audited financial statements included in the Disclosure Documents:  there has been no change in the membership interest or units of the Borrower or any material adverse change, or any development involving a prospective material adverse change, in or affecting the financial condition, business, properties or results of operations of the Borrower and its subsidiaries, taken as a whole, that is material and adverse;  there has been no dividend or distribution of any kind declared, paid or made by the Borrower on any class of its limited liability company interests;  there has been no change in the limited liability company interests, short‑term indebtedness, long‑term indebtedness, net current assets or net assets of the Borrower and its subsidiaries, that is material and adverse; and  neither the Borrower nor any of its subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, that is material and adverse.

5.19.	Investment Company Act

The Borrower is not and, after the borrowing of the Senior Loans and the application of the proceeds thereof as described in the Disclosure Documents, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

5.20.	Regulations T, U, X

Neither the borrowing of the Senior Loans, nor the application of the proceeds thereof by the Borrower as described in the Disclosure Documents, will violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

5.21.	Anti‑Corruption Laws, Anti‑Terrorism and Money Laundering Laws

(a)

None of the Borrower, any of its subsidiaries, or, to the Borrower’s Knowledge, any director, officer or employee of the Borrower or any subsidiary  is in violation of any Anti‑Terrorism and Money Laundering Laws,  is in violation of any Anti‑Corruption Laws, or  to the Borrower’s Knowledge, has taken any action directly or indirectly that the Borrower reasonably believes gives rise to circumstances presently in existence that could constitute a violation of any Anti‑Corruption Laws or Anti‑Terrorism and Money Laundering Laws.

(b)

The Borrower has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by the Borrower and its subsidiaries, and its and their directors, officers, employees, and authorized agents with Anti‑Corruption Laws and Anti‑Terrorism and Money Laundering Laws (to the extent applicable).

(c)

The proceeds of the Senior Loans will not be used by the Borrower and any of its subsidiaries, directly or knowingly indirectly, in violation of any Anti‑Corruption Laws or Anti‑Terrorism and Money Laundering Laws (to the extent applicable), including through the making of any bribe or unlawful payment.

5.22.	Sanctions

(a)

Neither the borrowing of the Senior Loans nor the use of proceeds of the Senior Loans by the Borrower or any subsidiary will violate or cause any violation by any Person of applicable Sanctions Regulations.

(b)	None of the Borrower nor, to the knowledge of the Borrower, any subsidiary, nor any director, officer, or employee of any of the foregoing, is a Restricted Person.

(c)

The Borrower has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by the Borrower and its subsidiaries, and its and their directors, officers, employees, and authorized agents with Sanctions Regulations.

5.23.	Taxes

(a)

None of the Borrower or, to the knowledge of the Borrower, any of its subsidiaries is classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

(b)

The Borrower and its subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments  the amount of which, individually or in the aggregate, is not material or  the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

(c)	The Borrower knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.24.	Insurance

All insurance required to be obtained on the date hereof by the insurance requirements set forth in Exhibit E (Insurance Requirements) to the CFAA has been obtained and is in full force and effect; the Borrower and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and all premiums due and payable on the date hereof on all such insurance have been paid.

5.25.	ERISA

The Borrower does not maintain, contribute to or have an obligation to maintain or contribute to, and has not, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, or have any liability in respect of, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code (a “U.S. Plan”), including any liability of any U.S. Plan of any ERISA Affiliate, other than joint and several contingent liability of an ERISA Affiliate that is not material and is not reasonably expected to be imposed on the Borrower. The Borrower has never been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any U.S. Plan.

5.26.	Material Project Documents

(a)

The P1 EPC Contracts, the Initial Offtake Agreements, and each RG Facility Agreement are each in full force and effect (assuming due execution, authorization, and delivery by the parties thereto other than the Borrower), subject to any conditions subsequent contained therein and each constitutes a valid and binding obligation of the Borrower and, to the Borrower’s knowledge, each other party thereto. As of the date hereof, all conditions precedent to the obligations of the parties under the P1 EPC Contracts, the Initial Offtake Agreements, and each RG Facility Agreement that are required for the current stage of Development have been satisfied or waived.

(b)

Except as disclosed in the Disclosure Documents, the Borrower is not in default of any of the P1 EPC Contracts, the Initial Offtake Agreements, or any RG Facility Agreement, and, to the Borrower’s knowledge, no default by any other party thereto exists under any provision of any of the P1 EPC Contracts, the Initial Offtake Agreements, or any RG Facility Agreement.

5.27.	Solvency

(a)	On the Closing Date, after giving pro forma effect to the borrowing of the Senior Loans and the use of proceeds therefrom as indicated in the Disclosure Documents, the Borrower will be Solvent.

(b)

As used in this Section 5.27, the term “Solvent” means, with respect to a particular date, that on such date  the present fair market value (or present fair saleable value) of the assets of the Borrower is not less than the total amount required to pay the liabilities of the Borrower on its total existing debt and other liabilities (including contingent liabilities) as they become absolute and matured;  the Borrower is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business;  assuming consummation of the borrowing of the Senior Loans as contemplated by this Agreement and the Disclosure Documents, the Borrower does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay as such debts and other liabilities mature; and  the Borrower is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrower is engaged.

5.28.	Senior Security Documents

(a)

As of the Closing Date, the P1 Security Agreement and the P1 Accounts Agreement are effective to create, in favor of the P1 Collateral Agent for the benefit of the Senior Secured Parties, as collateral security for the payment and performance of the obligations secured thereby, a valid and enforceable security interest in the Collateral covered or purported to be covered thereby.

(b)

The prior recordation of the Common Deed of Trust, the CFCo Deed of Trust, and the P1 Deed of Trust and the prior filing of the UCC‑1 financing statements in connection with the Senior Security Documents, with the priority created thereby are sufficient to perfect by such recordation or filing in each jurisdiction where required to perfect the lien and security interest in personal property and fixtures described therein, and it is not necessary to make any new filings or take any other action to perfect, or to maintain the perfection, of such liens and security interests.

5.29.	Secured Debt

The Senior Loans will constitute Senior Secured Debt that is pari passu with all other Senior Secured Debt and will be secured by the Collateral equally and ratably with all other Senior Secured Debt.

5.30.	Liens

(a)	As of the Closing Date, the Borrower has no Indebtedness other than Permitted Indebtedness.

(b)

As of the Closing Date, (i) there is no Lien on any assets or property of the Borrower other than Permitted Liens and (ii) except for Permitted Liens, neither the Borrower nor any subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)

Except for the Senior Secured Debt Documents, any Material Project Documents, or as otherwise disclosed on Schedule 5.30, neither the Borrower nor any of its subsidiaries is a party to, or otherwise subject to any provision contained in, its organizational documents, any instrument evidencing Indebtedness for borrowed money of the Borrower or such subsidiary, or any agreement related thereto that limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower.

5.31.	Financing Documents

Each of the Financing Documents is in full force and effect and constitutes a valid and binding obligation of the Borrower.

5.32.	Accounting Controls

The Borrower and, to the knowledge of the Borrower, its subsidiaries maintain a system of accounting controls that is sufficient to provide reasonable assurances that:  transactions are executed in accordance with management’s general or specific authorization;  transactions are recorded as necessary to permit financial statements in conformity with GAAP and to maintain accountability for assets;  access to assets is permitted only in accordance with management’s general or specific authorization; and  the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.33.	Accountants

Grant Thornton LLP, who has certified certain financial statements of the Borrower and delivered its report with respect to the audited consolidated financial statements and schedules included in the Disclosure Documents, is an independent public accounting firm with respect to the Borrower in accordance with U.S. generally accepted accounting principles.

6.	CONDITIONS PRECEDENT

6.1.	Conditions to Closing Date

The occurrence of the Closing Date and the effectiveness of the Senior Loan Commitments is subject to the satisfaction of each of the following conditions precedent to the satisfaction of each of the Administrative Agent and the Senior Lenders, unless, in each case, waived by each of the Administrative Agent and the Senior Lenders.

(a)

Financing Documents. The Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i)	this Agreement;

(ii)	the Common Terms Agreement;

(iii)	the Collateral and Intercreditor Agreement;

(iv)	the P1 Security Agreement;

(v)	the P1 Deed of Trust;

(vi)	the P1 Pledge Agreement;

(vii)	the P1 Accounts Agreement;

(viii)	the P1 Equity Contribution Agreement, and, to the extent applicable, each Equity Guaranty (as defined in the P1 Equity Contribution Agreement) delivered thereunder on or prior to the Closing Date;

(ix)	the Common Accounts Agreement;

(x)	the Common Deed of Trust;

(xi)	the Bank Fee Letters;

(xii)	the CFCo Deed of Trust; and

(xiii)	any Senior Loan Notes (to the extent requested by any Senior Lender at least three Business Days prior to the Closing Date).

(b)

Accession Agreements. The Administrative Agent shall have received true, correct and complete copies of the Common Terms Accession Agreement and the CIA Accession Confirmation, each of which shall have been duly authorized, executed and delivered by the Administrative Agent as Senior Secured Debt Holder Representative or Senior Secured Creditor Representative (as applicable) on behalf of the Senior Lenders.

(c)	Representations and Warranties. The representations and warranties of the Borrower in this Agreement shall be true and correct when made and on the Closing Date.

(d)

Performance. The Borrower shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Closing Date.

(e)

Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent an Officer’s Certificate, dated the Closing Date, certifying  that the conditions specified in clause (c), clause (d) and clause (i) have been fulfilled and  as to  the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and  the Borrower’s organizational documents as then in effect.

(f)	Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent and the Senior Lenders:

(i)	the opinion of Latham & Watkins LLP, transaction counsel to each of the Loan Parties, the Sponsor, and each of the RG Facility Entities;

(ii)	the opinion of K&L Gates LLP, special FERC and DOE regulatory counsel to the Borrower;

(iii)	the opinion of Duggins Wren Mann & Romero, LLP, with respect to certain regulatory and permitting matters;

(iv)	the opinion of King & Spalding LLP, real property and special Texas counsel to each of the Borrower and each of the RG Facility Entities; and

(v)

the substantive non-consolidation opinion of Latham & Watkins LLP, special counsel to the Borrower and each of the RG Facility Entities, with respect to the bankruptcy-remote status of the Borrower and each of the RG Facility Entities.

(g)	Consultant Reports. The Administrative Agent shall have received:

(i)	a due diligence report of the Independent Engineer, dated as of July 5, 2023, together with a reliance letter for such report;

(ii)

a due diligence report of the Market Consultant, dated as of October 13, 2022, as supplemented by the AAR Shell LNG SPA Addendum, dated December 5, 2022, the Updated Galp Addendum, dated January 4, 2023, the ENN Addendum, dated January 5, 2023, the Second Updated Itochu Addendum, dated January 27, 2023; the H1 2023 Addendum, dated April 20, 2023; the Third Updated TotalEnergies Addendum, dated June 19, 2023; the Revised RGLNG Offtaker Economics Addendum, dated June 30, 2023, and the SPA Amendments Addendum, dated June 30, 2023, together with a reliance letter for such report;

(iii)

a due diligence report of Norton Rose Fulbright US LLP, as the counsel to the Senior Lenders dated as of January 6, 2023 and as supplemented by the First Addendum, dated February 2, 2023, the Second Addendum, dated February 20, 2023, the Third Addendum, dated February 27, 2023, the Fourth Addendum, dated May 24, 2023, and the Fifth Addendum, dated June 28, 2023;

(iv)

a report of the Environmental Advisor (including (A) the Environmental Advisor’s analysis of the Borrower’s compliance with the Equator Principles (and setting forth any recommendations for actions necessary to achieve compliance, if applicable) and (B) the Environmental and Social Action Plan), dated as of August 12, 2022, as supplemented by the ESDD Addenda, dated May 5, 2023, the Rio Grande LNG ESAP Update, dated April 4, 2023, and the Rio Grande LNG ESAP Update, dated June 29, 2023, together with a reliance letter for such report; and

(v)

a report of the Shipping Consultant, dated as of October 2022, as supplemented by the Update Report, dated December 28, 2022, the Update Report, dated March 30, 2023, and the Update Report, dated June 29, 2023, together with a reliance letter for such report.

(h)

Payment of Fees. Without limiting Section 3.10, the Borrower shall have paid on or before the Closing Date the reasonable and documented ‐‐fees, charges and disbursements of the Senior Lenders’ special counsel referred to in Section (f) to the extent reflected in a written statement of such counsel rendered to the Borrower at least three Business Day prior to the Closing Date (or such lesser time as may be agreed by the Borrower) and the fees payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter.

(i)

Changes in Corporate Structure. Except as contemplated in the Disclosure Documents, the Borrower shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following December 31, 2022.

(j)

FERC Authorization and DOE Export Authorization. The Administrative Agent shall have received evidence satisfactory to the Senior Lenders that each of the DOE Export Authorizations and FERC Authorization  has been duly obtained,  is in full force and effect,  is held in the name of the Borrower, is not the subject of any pending rehearing by or to DOE/FE or FERC, and  is free from conditions or requirements  the compliance or non‑compliance with which could reasonably be expected to have a Material Adverse Effect or  which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development.

(k)

Collateral. The Collateral shall be subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to, and to the extent required to be perfected as of the Closing Date under, the Senior Security Documents.

(l)

Sufficient Funds. The Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date, certifying the existence of sufficient funds needed to achieve Substantial Completion under each P1 EPC Contract by the Date Certain.

(m)

Rating of Senior Loans. Each Senior Lender shall have received evidence reasonably satisfactory to counsel for the Senior Lenders that Senior Loans have been assigned a rating equal to or better than BBB by Kroll.

(n)	CUSIP Number. On or prior to the Closing Date, a “CUSIP” Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Senior Loans.

(o)

No Default. On the Closing Date, the Financing Documents (other than this Agreement) shall be in full force and effect, and no Default or Event of Default (as such terms are defined in each such Financing Document) under any Financing Document shall have occurred and be continuing.

(p)	Bank Regulatory Requirements. Each Senior Lender shall have received, or had access to, to the extent requested at least three Business Days prior to the Closing Date:

(i)	a Beneficial Ownership Certification from the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(ii)	all documentation and other information required by bank regulatory authorities under applicable KYC Requirements.

6.2.	Conditions to Senior Loan Borrowing Date

The obligation of each Senior Lender to make its Senior Loans on the Senior Loan Borrowing Date shall be subject to the satisfaction or waiver of the following conditions:

(a)	Notice of Senior Loan Borrowing. The Administrative Agent shall have received a duly executed Borrowing Notice, as required by and in accordance with Section 2.2.

(b)

Payment of Fees. The Administrative Agent shall have received for its own account, or for the account of each Senior Lender under this Agreement entitled thereto, all fees due and payable pursuant to this Agreement, the Bank Fee Letters and any other Financing Document and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable hereunder or thereunder for which invoices have been presented.

(c)

Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Credit Agreement Transaction Documents.

7.	COVENANTS

The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the following obligations set forth in this Article 7 in favor and for the benefit of the Administrative Agent and each Senior Lender.

7.1.	Distributions

The Borrower will not make or agree to make, directly or indirectly, any Distributions unless:

(a)	such Distribution is in compliance with the Common Terms Agreement and the P1 Accounts Agreement;

(b)	no Default or Event of Default under Section 9.1 has occurred and is continuing;

(c)

no actual Credit Agreement LNG Sales Mandatory Prepayment Event or Unmatured Credit Agreement LNG Sales Mandatory Prepayment Event has occurred and is continuing as of the date of the proposed Distribution (i) in respect of which the prepayment or cancellation of Senior Secured Debt, if any, required by the occurrence of such event pursuant this Agreement or any other Senior Secured Debt Instrument has not been made in full or (ii) P1 Distribution Collateral has been provided to the P1 Collateral Agent in an amount equal to the lesser of (A) the amount of the Distribution that is proposed to be made and (B) the maximum amount that would be mandatorily payable pursuant to Section 3.7 and any other Senior Secured Debt Instrument as a result of the relevant Credit Agreement LNG Sales Mandatory Prepayment Event, that will be drawn or called and deposited in cash in accordance with the P1 Accounts Agreement by the Borrower in the event that a mandatory prepayment of Senior Secured Debt is triggered pursuant to Section 3.7 or any other Senior Secured Debt Instrument if the Borrower does not have sufficient cash available pursuant to Section 3.11(f) (P1 Debt Prepayment Account) of the P1 Accounts Agreement to make such mandatory prepayment;

(d)	in the case of any Extraordinary Distribution from the P1 Pre‑Completion Revenue Account in accordance with Section 3.2(c) (P1 Pre‑Completion Revenue Account) of the P1 Accounts Agreement:

(i)	no CTA Default or CTA Event of Default has occurred and is continuing;

(ii)	Substantial Completion (as defined in the T1/T2 EPC Contract) of the Train 1 Facility shall have occurred, as confirmed by the Independent Engineer;

(iii)	the Credit Agreement Projected DSCR for the four Fiscal Quarter period commencing on the projected Initial Principal Payment Date shall not be less than 1.40:1.00;

(iv)	the Borrower shall have delivered to the Administrative Agent a certificate:

(A)

confirming that Substantial Completion (as defined in the T1/T2 EPC Contract) of the Train 2 Facility and Substantial Completion (as defined in the T3 EPC Contract) of the Train 3 Facility, and the occurrence of the Project Completion Date is reasonably expected to occur on or before the Date Certain; and

(B)

as to the sufficiency of funds available to the Borrower to complete the Train 2 Facility (as defined in the T1/T2 EPC Contract), the Train 3 Facility (as defined in the T3 EPC Contract) and the P1 Common Facilities.

(v)

Designated Offtake Agreements with an aggregate amount of ACQ required to achieve a Credit Agreement Projected DSCR of at least 1.40:1.00 based on the Base Case Forecast shall be in full force and effect;

(vi)

the “Date of First Commercial Delivery” with respect to the Train 1 Facility under, and as defined in, each of the Initial Offtake Agreements referred to in clauses (b), (c), (d), (f), and (h) of the definition thereof shall have occurred; and

(vii)	no Default or Event of Default under Section 9.7(a) shall have occurred and be continuing; and

(e)	in the case of any Distributions other than Extraordinary Distributions:

(i)	the Historical DSCR as of the Fiscal Quarter most recently ended or then ending is at least 1.25 to 1.00; and

(ii)

the Contracted Projected DSCR for the next four Fiscal Quarter period is at least 1.25 to 1.00; provided, that the Borrower may, at its option, exclude any amounts comprising of scheduled bullet or balloon principal payments of Senior Secured Debt that was pre‑funded with proceeds of Replacement Debt or other Indebtedness.

7.2.	Use of Proceeds

The Borrower shall use the proceeds of the Senior Loans solely to pay for a portion of P1 Project Costs. The Borrower shall not use any part of the proceeds of any Senior Loans to purchase or carry any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

7.3.	Incurrence of Indebtedness

(a)

The Borrower will not, directly or indirectly, create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”) any Replacement Debt unless  the Borrower shall have demonstrated, by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Replacement Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00; provided, that for purposes of this clause (i) the Credit Agreement Projected CFADS used to calculate the Credit Agreement Projected DSCR shall assume, if such Replacement Debt is incurred prior to the Project Completion Date, that all Senior Secured Debt Commitments will be fully drawn, a Specified Rating Reaffirmation shall have occurred,  the weighted average life to maturity of the Replacement Debt shall be longer than the weighted average life to maturity of the Senior Secured Debt being replaced, and  the final maturity date of the Replacement Debt shall occur after the maturity date of the Senior Secured Debt being replaced.

(b)

The Borrower will not incur any Supplemental Debt (other than Funding Shortfall Debt which shall be governed by Section 7.3(d) below) in an amount greater than $250,000,000 unless the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Supplemental Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00; provided, that for purposes of this clause (i), the Credit Agreement Projected CFADS used to calculate the Credit Agreement Projected DSCR shall assume that all commitments for Supplemental Debt will be fully drawn as of the date on which such Supplemental Debt is incurred and Kroll reaffirms that the rating of the Senior Loans will not, as a result of the incurrence of such Supplemental Debt, be lower than the lower of (A) BBB and (B) the rating of the Senior Loans by Kroll immediately prior to such incurrence of such Supplemental Debt.

(c)

The Borrower will not incur any Relevering Debt unless  prior to the Project Completion Date, (A) such Relevering Debt is Reinstatement Debt or (B) (1) the incurrence of such Relevering Debt would not cause the Debt to Equity Ratio to exceed 75:25 and (2) upon the incurrence of such Relevering Debt (other than Reinstatement Debt), the Senior Loans shall be rated by any one of Moody’s, S&P, Fitch, Kroll, or DBRS and at least one such rating shall be equal to or better than Baa2 by Moody’s, BBB by S&P, BBB by Fitch, BBB by Kroll, or BBB by DBRS, and  following the Project Completion Date, (A) the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Relevering Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00 and (B) upon the incurrence of such Relevering Debt (other than Reinstatement Debt), the Senior Loans shall be rated by any one of Moody’s, S&P, Fitch, Kroll, or DBRS and at least one such rating shall be equal to or better than Baa2 by Moody’s, BBB by S&P, BBB by Fitch, BBB by Kroll, or BBB by DBRS.

(d)

The Borrower will not incur any Funding Shortfall Debt unless the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Funding Shortfall Debt) the Credit Agreement Projected DSCR commencing on Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00; provided, that for purposes of this clause (i), the Credit Agreement Projected CFADS used to calculate the Credit Agreement Projected DSCR shall assume, if such Funding Shortfall Debt is incurred prior to the Project Completion Date, that all commitments for Funding Shortfall Debt will be fully drawn as of the date on which such Funding Shortfall Debt is incurred and Kroll reaffirms that the rating of the Senior Loans will not, as a result of the incurrence of such Funding Shortfall Debt, be lower than the lower of (A) BBB and (B) the rating of the Senior Loans by Kroll immediately prior to such incurrence of such Supplemental Debt.

(e)	The Borrower will not incur any Working Capital Debt unless each of the following conditions is satisfied:

(i)

the aggregate principal amount of Working Capital Debt (including the then‑outstanding funded and unfunded commitments in respect of the CD Revolving Loans) may not at any time exceed $3,000,000,000; and

(ii)	The condition set forth in Section 2.3(c)(ii) (Working Capital Debt) of the Common Terms Agreement has been satisfied.

7.4.	Maintenance of Designated Offtake Agreements

(a)

The Borrower shall at all times maintain Designated Offtake Agreements providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity for each such Qualified Offtake Agreement’s applicable Qualified Term. If any Designated Offtake Agreement has terminated, the Borrower shall either designate another Qualified Offtake Agreement or enter into one or more additional Designated Offtake Agreements within 180 days following such termination to the extent necessary to meet the Base Committed Quantity (provided, that if at the end of such 180‑day period, the Borrower is diligently pursuing one or more replacement Qualified Offtake Agreements, such period will be extended for an additional period (not to exceed ninety days) during which the Borrower reasonably expects to enter into such replacement Designated Offtake Agreement(s) as long as the implementation of such extension could not reasonably be expected to result in a Material Adverse Effect) or  make a prepayment, offer to make a prepayment (including any offer pursuant to Section 3.7(a)), or cancel commitments in respect of Senior Secured Debt. The principal amount of the Senior Secured Debt (which shall not extend to any Working Capital Debt unless only Working Capital Debt is then outstanding) that the Borrower shall repay or offer to prepay and/or the amount of undrawn Senior Secured Debt commitments that the Borrower shall cancel in accordance with the foregoing clause (ii) shall be (x) the aggregate principal amount of Senior Secured Debt (excluding principal amounts with respect to Working Capital Debt unless only Working Capital Debt is then outstanding) then outstanding plus the aggregate principal amount of undrawn Senior Secured Debt Commitments (except with respect to Working Capital Debt unless only Working Capital Debt is then outstanding) less (y) the maximum principal amount of Senior Secured Debt that can be incurred or remain outstanding without producing an Credit Agreement Projected DSCR of less than 1.20:1.00 for the period starting from the first Quarterly Payment Date for the repayment of principal after the end of the applicable cure period to the end of the calendar year in which such Quarterly Payment Date occurs, and for each calendar year thereafter through the Credit Agreement Maturity Date (based on a Base Case Forecast updated only to take into account each Designated Offtake Agreement in effect at such time (including any new Designated Offtake Agreements entered into to replace a Designated Offtake Agreement whose termination triggered the foregoing clause (ii))).

(b)	The Borrower shall not permit the occurrence of any Impairment of any Required Export Authorization in respect of any Designated Offtake Agreement unless the Borrower:

(i)

provides a reasonable remediation plan (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization, to designate any existing Qualified Offtake Agreement as a Designated Offtake Agreement, or to modify any Designated Offtake Agreement arrangements, such as through diversions or alternative delivery or sale arrangements, such that such DOE Export Authorization is no longer a Required Export Authorization within 360 days following such occurrence) with respect to any or all such Designated Offtake Agreements (each such item an “Export Authorization Remediation”) within thirty days following such occurrence;

(ii)	diligently pursues such Export Authorization Remediation; and

(iii)

causes such Export Authorization Remediation to take effect within 180 days following the occurrence of the Impairment; provided, that the Borrower shall have a further 180 days to effect an Export Authorization Remediation if the following conditions are met:  the Borrower is diligently pursuing its plan for the Export Authorization Remediation;  the Impairment of the Required Export Authorization of such Designated Offtake Agreement could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period; and  the Administrative Agent has received a certification from the Borrower, prior to the expiration of the initial 180 day period, confirming that the conditions in subparts (A) and (B) of this proviso have been met, together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken for the Export Authorization Remediation (although commercially sensitive information may be omitted), any measures being taken by the Borrower to address the underlying cause of the Impairment to the extent relevant to the Impairment and Export Authorization Remediation, any legal measures being undertaken to reverse the Impairment, any interim cash flow mitigation measures being taken by the Borrower (including sales of spot cargoes), any modification to Offtake Agreement arrangements such that the Impaired DOE Export Authorization is no longer a Required Export Authorization with respect to any or all such Designated Offtake Agreements, and the impact on the Borrower projected Cash Flow during the subsequent cure period, and the Administrative Agent (acting at the instruction of the Majority Senior Lenders, which instructions shall be given by the Senior Lenders acting reasonably) has not objected to such certification within thirty days following delivery thereof.

(c)

The Borrower shall not consent to any sale, transfer, assignment or disposition by any counterparty to a Designated Offtake Agreement of its interest in or rights or obligations under such Designated Offtake Agreement (if the Borrower has such consent rights under the applicable Designated Offtake Agreement) except for  as could not reasonably be expected to have a Material Adverse Effect,  any assignments and transfers permitted or contemplated in the P1 Collateral Documents,  assignments by a counterparty to its Affiliate as contemplated in, and in accordance with the terms of, the applicable Designated Offtake Agreement, and  any assignments to any other Person so long as,  after giving effect to such assignment, the Borrower shall have received written confirmation from any Recognized Credit Rating Agency to the effect that the Recognized Credit Rating Agency has considered the contemplated transaction and that, if such event occurs, such Recognized Credit Rating Agency would reaffirm the then current rating of the Senior Loans (or assign a higher rating) as of the date of such event or  the assignee of such Designated Offtake Agreement has at least one rating from any Recognized Credit Rating Agency that is the same or better than any rating of the original counterparty to such Designated Offtake Agreement by any Recognized Credit Rating Agency.

7.5.	Maintenance of Liens

Without limiting the right of the Borrower to consummate Asset Sales in accordance with the Common Terms Agreement, the Borrower will preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens (other than Permitted Liens).

7.6.	Maintenance of Ratings

The Borrower shall use its commercially reasonable efforts to cause the Senior Loans to be rated by Kroll.

7.7.	Senior Loans DSRA

(a)

At any time on or prior to the Project Completion Date, the Borrower shall cause the Senior Loans DSRA to be funded in cash and/or by DSR Credit Support in accordance with the P1 Accounts Agreement in an amount equal to the Senior Loans Debt Service Reserve Amount. For the avoidance of doubt, other than as expressly provided in the foregoing sentence, the funding of the Senior Loans DSRA shall not otherwise be an affirmative covenant hereunder or under any other Senior Secured Credit Document.

(b)

For purposes of the definition of “DSRA Reserve Amount” set forth in the P1 Accounts Agreement, the amount required to be funded pursuant to this Agreement shall be the Senior Loan Debt Service Reserve Amount.

7.8.	Material Project Documents

The Borrower shall not agree to any material amendment or termination of any Material Project Document (other than any RG Facility Agreement) to which it is or becomes a party unless  a copy of such amendment or termination has been delivered to the P1 Intercreditor Agent in advance of the effective date thereof along with a certificate of an Authorized Officer of the Borrower certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect or  the Borrower has obtained the consent of the Administrative Agent (acting at the instruction of a majority of the Senior Lenders) to such amendment or termination.

7.9.	Insurance

The Borrower will, and will cause each of its subsidiaries to, maintain, with an insurer of recognized financial responsibility, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business.

7.10.	Maintenance of Properties

The Borrower will, and will cause each of its subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided, that this Section 7.10 shall not prevent the Borrower or any subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.11.	Books and Records

The Borrower will, and will cause each of its subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any governmental authority having legal or regulatory jurisdiction over the Borrower or such subsidiary, as the case may be. The Borrower will, and will cause each of its subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Borrower and its subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets in all material respects and the Borrower will, and will cause each of its subsidiaries to, continue to maintain such system.

7.12.	Inspection Reports

Upon the request of the Majority Senior Lenders or, if an Event of Default has occurred and is continuing, any Senior Lender, the Administrative Agent will request the P1 Intercreditor Agent to promptly (x) exercise its rights under Section 4.11 (Access; Inspections) of the Common Terms Agreement with respect to such matters referred to therein as may be requested by such Senior Lender(s) in a written notice to the Administrative Agent and (y) deliver to the Administrative Agent (for further delivery to all Senior Lenders) a reasonably detailed report in respect of any exercise of the P1 Intercreditor Agent’s rights under Section 4.11 (Access; Inspections) of the Common Terms Agreement with respect to the matters requested by the Senior Lenders in such notice to the Administrative Agent. In any case, any such report shall be subject to the confidentiality provisions of Section 15.15 (Termination of Certain Information; Confidentiality) of the Collateral and Intercreditor Agreement or analogous confidentiality restrictions required by the Borrower.

7.13.	Sanctions Regulations, Etc.

The Borrower shall, and shall cause each of its subsidiaries to, comply in all material respects with Sanctions Regulations. Without limiting the foregoing, the Borrower agrees that if it obtains knowledge or receives any notice that the Borrower or its subsidiaries or any Person holding a legal or beneficial interest therein (whether directly or indirectly) is or becomes a Restricted Person, then the Borrower will comply with all applicable Sanctions Regulations with respect thereto. The Borrower will not, and will not permit any Person to directly or knowingly indirectly have any investment in or engage in any dealing or transaction (including using, lending, making payments of, contributing or otherwise making available, all or any part of, the proceeds of the Senior Loans or other transactions contemplated by this Agreement or any other Financing Document) with any Person if such investment, dealing or transaction  involves or is for the benefit of any Restricted Person or any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions Regulations,  would cause any Senior Lender or any Affiliate of such Senior Lender to be in violation of, or the subject of applicable Sanctions Regulations or  in any other manner that could reasonably be expected to result in any Person being in breach of any Sanctions Regulations (if any to the extent applicable to any of them) or becoming a Restricted Person.

7.14.	Designated Offtake Agreements

Within thirty days after executing a Designated Offtake Agreement, the Borrower shall deliver to the Administrative Agent a Consent Agreement with respect to such Designated Offtake Agreement.

7.15.	Accounts

The Borrower shall not establish any bank accounts other than the P1 Accounts, the Distribution Account, and the Common Accounts.

7.16.	Limitation on Formation of Controlled Subsidiaries

The Borrower shall not form or create any new Controlled Subsidiaries other than the RG Facility Entities (during any period when such RG Facility Entities remain Controlled Subsidiaries).

7.17.	Historical DSCR

(a)

Together with the delivery of financial statements in accordance with Section 8.1(a)(ii) in respect of each full Fiscal Quarter occurring after the Initial Principal Payment Date, the Borrower shall calculate and deliver to the Administrative Agent and the Senior Lenders its calculation of the Historical DSCR.

(b)

The Borrower shall not permit the Historical DSCR as of the end of any Fiscal Quarter from and following the Initial Principal Payment Date to be less than 1.10 to 1.00; provided, that a failure to meet the required ratio as a result of a failure to maintain a Designated Offtake Agreement shall be addressed pursuant to Section 7.4(a) and not pursuant this Section 7.17; provided, further, that, notwithstanding anything to the contrary herein or in any P1 Financing Document, if the Historical DSCR as of the end of any Fiscal Quarter following the Initial Principal Payment Date is (or would be) less than 1.10 to 1.00, then any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than twenty Business Days following the date of delivery of the calculation of the Historical DSCR as required pursuant to Section 7.17(a) by  transferring from the Distribution Account to the P1 Revenue Account or  causing the Equity Owners to deposit in the P1 Revenue Account such amount as, when added to the otherwise applicable Cash Flow for purposes of calculating Historical CFADS for the applicable period, would cause the Historical DSCR for such period to equal or exceed 1.10 to 1.00 (and upon such transfer or deposit, any default under this Section 7.17(b) shall be deemed immediately cured) (provided, that the Borrower shall not have the right to cure a default of this Section 7.17(b) by operation hereof in respect of more than six Fiscal Quarters in aggregate prior to the Credit Agreement Maturity Date and in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters in which no cure of a default of this Section 7.17(b) shall have been made (it being expressly understood and agreed that a cure of a default of this Section 7.17(b) may be exercised in consecutive Fiscal Quarters)).

7.18.	Merger, Consolidation, or Sale of Assets

The Borrower may not, directly or indirectly: consolidate, amalgamate or merge with or into another Person (regardless of whether the Borrower is the surviving entity); convert into another form of entity or continue in another jurisdiction where such conversion or continuance would be adverse in any material respect to the Senior Lenders; sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; or dissolve, liquidate, terminate, reorganize or wind up nor take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Senior Lenders, unless:

(a)

a Rating Reaffirmation shall have occurred and, so long as the SSD Discharge Date with respect to the Senior Secured Debt under the CD Senior Notes Indenture has not occurred, a CD Indenture Rating Reaffirmation shall have occurred; or

(b)	any such action or transaction has been approved by the Administrative Agent acting at the instruction of the Majority Senior Lenders.

7.19.	Capital Improvements

(a)

Subject to Section 7.19(b) and notwithstanding anything to the contrary in Section 5.14 (Capital Improvements) of the Common Terms Agreement, the Borrower shall not make any Discretionary Capital Improvements that are Major Capital Improvements or are funded by Supplemental Debt unless   the plans and specifications of such Discretionary Capital Improvement have been reviewed and confirmed reasonable by the Independent Engineer in the Capital Improvement IE Certificate and  the Independent Engineer confirms in the Capital Improvement IE Certificate that such Discretionary Capital Improvement could not reasonably be expected to have a material and adverse impact on the Project or  such Capital Improvements constitute Restoration Work.

(b)

The Borrower may only fund Permitted Capital Improvements using  proceeds of Supplemental Debt,  capital contributions or Permitted Subordinated Debt provided by the Pledgor or the Equity Owners that are in addition to the Cash Equity Financing,  such funds on deposit in the Distribution Account or the P1 Distribution Reserve Account that are permitted to be distributed pursuant to Section 3.7 (P1 Distribution Reserve Account) of the P1 Accounts Agreement,  Loss Proceeds, or  Indebtedness referred to in clause (m) of the definition of Permitted Indebtedness. Prior to the commencement of work on such Permitted Capital Improvements, the Borrower shall provide evidence satisfactory to the P1 Administrative Agent that it has funds required to pay its allocated share of such Permitted Capital Improvements under the CFAA from the sources described in the previous sentence.

8.	REPORTING COVENANTS

The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in this Article 8 in favor and for the benefit of the Administrative Agent and each Senior Lender.

8.1.	Reports

(a)

The Borrower shall furnish or cause to be furnished to the Administrative Agent  annual audited consolidated financial statements of the Borrower prepared in accordance with GAAP (together with notes thereto and a report thereon by an independent accountant of established national reputation), such statements to be so furnished within 120 days after the end of the Fiscal Year covered thereby and  unaudited consolidated financial statements of the Borrower for each of the first three Fiscal Quarters of each Fiscal Year and the corresponding quarter and year‑to‑year period of the prior year prepared in all material respects on a basis consistent with the annual consolidated financial statements furnished pursuant to clause (i) of this clause (a), such statements to be so furnished within sixty days after the end of each such quarter; provided, that the Borrower shall give each Senior Lender prior written notice, which may be by e‑mail, of the posting or filing of any financial statements pursuant to this Section 8.1; and provided, further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by email, the Borrower will promptly deliver paper copies or email them, as the case may be, to such holder.

(b)

The Borrower may comply with this Section 8.1 by posting the information described herein on a website or online data system no later than the date that the Borrower is required to provide those reports to the Administrative Agent and maintaining such posting for so long as any Senior Loans remain outstanding. Access to such reports on such website or online data system may be subject to a confidentiality acknowledgment and password protection; provided, that, no other conditions may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the Administrative Agent or a Senior Lender.

(c)

Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officer’s Certificates).

(d)

Notwithstanding the foregoing, any reports or other information required to be filed, delivered or furnished pursuant to this Section 8.1 shall be deemed filed, delivered or furnished if filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

(e)

The Administrative Agent, following receipt from the Borrower or the P1 Intercreditor Agent, shall furnish or cause to be furnished to each Senior Lender such information as the Administrative Agent receives pursuant to this Section 8.1 or from the P1 Intercreditor Agent pursuant to Article 6 (Reporting Requirements) of the Common Terms Agreement, in each case, promptly after receipt of such information by the Administrative Agent, unless such information is required to be delivered by the Borrower directly to the Senior Lenders pursuant to this Agreement.

(f)

The Borrower shall promptly, and in any event within five Business Days, after receipt from the CASA Advisor (as defined in the P1 CASA), deliver to the Administrative Agent and the Senior Lenders a copy of any material written statement, budget, plan or reports and any notice pursuant to Section 5.5 (Variance in a P1 Services Budget) of the P1 CASA, in each case, delivered to the Borrower under the P1 CASA (including any such statements, budget, plan or report with respect to the Rio Grande Facility).

(g)

Not later than thirty days after the end of each month up to and including the month during which the Project Completion Date occurs, the Borrower shall deliver to the Administrative Agent and Senior Lenders a monthly construction report from the Independent Engineer regarding the construction activities in relation to the Project carried out during such month based on the report delivered by the CASA Advisor under Section 3.3(j) (Requirements of Independent Engineers) of the P1 CASA and such other information reasonably requested by the Independent Engineer.

(h)

The Borrower shall promptly, and in any event within five Business Days, after receipt from the Operator, deliver to the Administrative Agent and the Senior Lenders a copy of any annual reports delivered pursuant to Section 3.7.4 (Annual Reports) of the O&M Agreement delivered to the Borrower under the O&M Agreement.

(i)	The Borrower shall:

(i)

As soon as practicable and in any event, unless otherwise specified, deliver within five Business Days after the Borrower obtains Knowledge of any of the following, written notice to the Administrative Agent of:

(A)

any cessation of material activities related to the development, construction, operation and/or maintenance of the Project not otherwise reflected in the Construction Budget and Schedule and that could reasonably be expected to exceed sixty consecutive days;

(B)	change in ultimate beneficial ownership information of Borrower required to be provided in the Beneficial Ownership Certification most recently delivered to the Administrative Agent;

(C)

any event, occurrence or circumstance that could reasonably be expected to cause  an increase of more than $150,000,000 individually or in the aggregate in P1 Project Costs or  the actual expenditure with respect to any category of expenditure or any line item contained in the Annual Facility Budget to exceed the budgeted amount set forth in the Annual Facility Budget by any amount that would give rise to a vote of one or more Liquefaction Owners pursuant to the CFAA;

(D)

the outage or disability of any Train Facility or Common Facilities for a period of longer than seven days (except for regularly scheduled outages) or  any event which would entitle the Borrower to receive liquidated damages pursuant to Section 14.2.8 (Subsequent Train Facilities) of the CFAA or to receive and schedule “Default Quantities” pursuant to Section 14.2.9 (Subsequent Train Facilities) of the CFAA, and, in each case, any additional information available to the Borrower as may be reasonably requested by the P1 Intercreditor Agent in connection therewith;

(E)	any proposed appointment, removal or change in the identity of the Facility Independent Engineer pursuant to the CFAA;

(F)	any material dispute between any Loan Party and the relevant tax authorities;

(G)

material litigation, arbitration, administrative proceeding, investigation, claim or proceeding and any material developments with respect thereto, in each case, relating to the Project  in which the amount involved is in excess of $150,000,000 or  that could reasonably be expected to have a Material Adverse Effect;

(H)	the commencement of commercial exports of LNG from the Rio Grande Facility;

(I)	any ERISA Event that could reasonably be expected to result in material liability to any Loan Party under ERISA or under the Code with respect to any Plan or Multiemployer Plan; and

(J)

copies of any similar notices to those set forth in this Section 8.1(a)(i) or in Section 6.2 (Notice of CTA Default, CTA Event of Default, and Other Events) of the Common Terms Agreement given in connection with additional Working Capital Debt, Replacement Debt or Supplemental Debt, including any notices of any default or event of default under any other Senior Secured Debt Instrument.

(ii)

Promptly upon delivery to any Material Project Party pursuant to a Material Project Document, deliver to the Administrative Agent copies of all material written notices or other material documents delivered to such Material Project Party by the Borrower (other than routine written notices or other documents delivered in the ordinary course of the administration of such agreements), including each of the notices set forth on Exhibit I (Rio Grande Facility Notices) to the CFAA;

(iii)

Promptly upon such documents becoming available (and, in the case of the documents described in clauses (iv)‑(viii) below, no later than two Business Days following receipt thereof), deliver to the Administrative Agent copies of all material written notices or other material documents received by the Borrower pursuant to any Material Project Document, other than routine written notices or other documents delivered in the ordinary course of administration of such agreements, but in any event including any notice or other document relating to  a failure by the Borrower to perform any of its material covenants or obligations under such Material Project Document;  termination of a Material Project Document;  a force majeure event under a Material Project Document;  (x) any STF Development Plan received, and, upon finalization, finalized, pursuant to Section 14.2 (Subsequent Train Facilities) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and any additional information or notice of disagreement received or modification proposed pursuant to Section 14.2.5 (Subsequent Train Facilities) of the CFAA (together with any information and documents received in support thereof) and (y) any notice received pursuant to Section 14.2.11 (Subsequent Train Facilities) of the CFAA;  (x) any Capital Improvement Plan received, and, upon finalization, finalized, pursuant to Section 14.3 (Capital Improvements Generally) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and (y) any Facility Independent Engineer confirmation received pursuant to Section 14.3.7 (Capital Improvements Generally) of the CFAA;  (x) any Restoration Plan received, and, upon finalization, finalized, pursuant to Section 22.1 (Notice; Restoration Plan) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and (y) any Facility Independent Engineer confirmation received pursuant to Section 22.2.3 (Events of Loss Affecting Common Facilities) of the CFAA;  each of the notices set forth on Exhibit I (Rio Grande Facility Notices) to the CFAA; and  each of the notices set forth in Section 2.2.3 (Delivery of Notices) to the PAAA;

(iv)

Promptly, and in any event within five Business Days, after receipt from the P1 CASA Advisor, deliver to the Administrative Agent and the Independent Engineer a copy of any material written statement, budget, plan or reports delivered to the Borrower under the P1 CASA (including any such statements, budget, plan or report with respect to the Rio Grande Facility);

(v)

Not later than thirty days after the end of each month following the month during which the Closing Date occurs up to and including the month during which the Project Completion Date occurs, deliver to the Administrative Agent a monthly construction report from the Independent Engineer regarding the construction activities in relation to the Project carried out during such month based on the report delivered by the P1 CASA Advisor under Section 3.3(j) (Requirements of Independent Engineers) of the P1 CASA and such other information reasonably requested by the Independent Engineer;

(vi)

Promptly, and in any event within five Business Days, after receipt from the P1 EPC Contractor, deliver to the Administrative Agent and the Independent Engineer a copy of the Substantial Completion Certificate (as defined in each of the P1 EPC Contracts) with respect to each of Train 1, Train 2, and Train 3;

(vii)

Promptly, and in any event within five Business Days, after receipt from the Operator, deliver to the Administrative Agent and the Independent Engineer a copy of any operating and other reports (including production and maintenance forecasts, quarterly operating statements and monthly, semi‑annual and annual operating reports and any other reports delivered pursuant to Section 3.7 (Reports) of the O&M Agreement) delivered to the Borrower under the O&M Agreement;

(viii)	Furnish the Administrative Agent:

(A)

promptly after the filing thereof, a copy of each filing made by the Borrower  with FERC with respect to the Project and  with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project, except in the case of clause (1) or clause (2) such as are routine or ministerial in nature;

(B)

promptly after obtaining Knowledge thereof, a copy of each filing with respect to  the Project made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or  the import of LNG to, or the export of LNG from, the Project made with DOE/FE by any Person other than the Borrower in any proceeding before DOE/FE in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(C)	any material amendment to any License, together with a copy of such amendment;

(D)

promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Licenses or DOE Export Authorizations to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect or to materially Impair any DOE Export Authorization;

(E)	promptly upon the occurrence thereof, notice of the occurrence of each Substantial Completion Date under the T1/T2 EPC Contract;

(F)	any material order issued by FERC or DOE/FE relating to the Project (including any Capital Improvement) or any Material Project Document; and

(G)

in the event any Replacement Debt, Supplemental Debt, or Working Capital Debt is incurred by the Borrower, a copy of any report from the Independent Engineer and any other consultant that the Holders of such Senior Secured Debt are entitled to receive;

(ix)

Promptly, and in no event later than five Business Days, after each such document is approved in accordance with the terms of the CFAA, furnish the Administrative Agent, a copy of the Annual Facility Budget and Annual Facility Plan, the Annual Operating Budget, Annual Capital Budget, Annual Operating Plan or Annual Capital Plan that are components thereof;

(x)

Promptly, and in no event later than five Business Days, after each such document is approved in accordance with the terms of the O&M Agreement, furnish the Administrative Agent a copy of the Annual O&M Budget and Annual O&M Plan;

(xi)

Together with the delivery of financial statements in accordance with Section 8.1(a)(ii) in respect of each Fiscal Quarter occurring after the Project Completion Date, deliver to the Administrative Agent a certificate of a Authorized Officer of the Borrower setting forth  the Historical DSCR for the four Fiscal Quarter period ended on such Quarterly Payment Date and  the Credit Agreement Projected DSCR for the four Fiscal Quarter period commencing on such Quarterly Payment Date, in each case together with the calculation in reasonable detail and supporting data to confirm such calculations;

(xii)	No later than five Business Days after the execution thereof, deliver copies of any Additional Material Project Documents;

(xiii)	No later than five Business Days after the execution thereof, deliver copies of all material amendments, supplements or modifications (including any change order) of any Material Project Documents;

(xiv)

Prior to T1 Substantial Completion, deliver to the Administrative Agent copies of environmental and social information contained in periodic reports prepared by or for the Borrower, which will include a summary of the P1 EPC Contractor’s performance against certain key performance indicators and other appropriate environmental and social statistics, such as  lost time incidents,  oil spills and releases of hazardous materials, and  other material environmental and social events;

(xv)

Within sixty days following each June 30 and December 31 to occur after the Closing Date and prior to T1 Substantial Completion, deliver to the Administrative Agent and the Independent Engineer a semi‑annual environmental and social report prepared by the Environmental Advisor analyzing the Borrower’s compliance with the Equator Principles and the Environmental and Social Action Plan;

(xvi)

Within 120 days following December 31 of each calendar year prior to the Credit Agreement Maturity Date beginning with the first calendar year following the year in which T1 Substantial Completion has occurred, deliver to the Administrative Agent and the Independent Engineer an annual environmental and social report prepared by the Environmental Advisor analyzing the Borrower’s compliance with the Equator Principles and the Environmental and Social Action Plan;

(xvii)

As soon as practicable and in any event, unless otherwise specified, within seven Business Days after the Borrower obtains Knowledge of any of the following, provide written notice to the Administrative Agent of  any material Release of Hazardous Materials,  any Environmental and Social Incident (which notice may be subject to subsequent investigation and clarification),  any event or circumstance that could reasonably be expected to give rise to a material Environmental Claim, constitute a breach in any material respect of the Environmental and Social Action Plan, or result, or which has resulted, in a failure by the Borrower to comply in all material respects with Environmental Laws and the Equator Principles, and  other material written notice from Government Authorities related to any of the foregoing or otherwise related to the need to investigate, respond, clean up, or remediate Hazardous Materials or any Environmental and Social Incident;

(xviii)

As soon as practicable and in any event, unless otherwise specified, within seven Business Days following either  delivery to the Borrower of any report prepared for the Borrower regarding any Environmental and Social Incident or  the occurrence of a material development in respect of any Environmental and Social Incident, deliver to the Administrative Agent a notice, report or update, as applicable, from the Borrower (which may, but need not, be a copy of the report referred to in sub‑clause (A) above) in respect of such material development (and, for the avoidance of doubt, no such notice, report or update will require delivery of any document prepared for internal purposes);

(xix)

As soon as practicable and in any event, unless otherwise specified, deliver within five Business Days after the Borrower obtains Knowledge of any of the following, written notice to the Administrative Agent of:

(A)

the occurrence of any Event of Loss or Event of Taking in excess of $75,000,000 in value or any series of such events or circumstances during any twelve month period in excess of $250,000,000 in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such Event of Loss or Event of Taking;

(B)

the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project in excess of $75,000,000 with copies of any material document relating thereto that are available to the Borrower;

(C)

any failure to pay any premium, cancellation, termination, suspension, or actual or reasonably anticipated material reductions in the coverages or amounts of any insurance required pursuant to the Insurance Program;

(D)	any reduction in the financial rating of any insurer providing insurance such that the rating no longer meets the requirements set forth in the Insurance Program;

(E)	any notices or other documents delivered by or to the Borrower pursuant to Exhibit E (Insurance Requirements) of the CFAA;

(F)	any material claims on insurance carried by the P1 EPC Contractor under the P1 EPC Contracts and a summary of the progress and status of such claims;

(G)	the renewal or replacement of any insurance policy required under the Insurance Program, within thirty days thereof;

(H)

without prejudice to its other obligations under this Section 8.1(i)(xix) or the CFAA, any fact, event or circumstance that has caused, or that with the giving of notice, lapse of time or making of a determination would cause, it to be in breach of any provision of this Section 8.1(i)(xix) or the CFAA or the requirements of any of the insurance policies in the Insurance Program and  the steps it proposes to take in order to remedy such breach or, if such breach cannot be remedied, to mitigate the risk or liability to which the Project has been or shall reasonably be expected to be exposed by virtue of the occurrence of such breach and  its good faith estimate of the period required to implement, and the cost of, such steps; and

(I)	any information equivalent to the foregoing that the Borrower has received from CFCo or InsuranceCo with respect to the Insurance Program; and

(xx)

Provide to the Administrative Agent in respect of the Borrower’s gas supply requirements in connection with its then‑Designated Offtake Agreements, within 45 days following the end of each calendar quarter for the first two years after commissioning of the Train Facility under and as defined in the P1 EPC Contracts and, thereafter, within 45 days following the end of each June 30 and December 31 of each calendar year, reports on the status of its gas supply arrangements (excluding any commercially sensitive trade information) for the Project during the three‑ or six‑ month period prior to the end of such quarter or semi‑annual period, as applicable, including  a summary list of gas suppliers with which the Borrower entered into material gas supply contracts during the covered period and  a summary of material gas purchases made and Hedge Agreements entered into by the Borrower during the covered period, detailing aggregate outstanding contract volumes, remaining tenor (after commencement of services), price ranges of such gas purchases and hedges and aggregate gas purchase, price indexation used and hedge payables with respect to material gas supply contracts and hedges during such covered period.

(j)

In connection with each of the financial statements delivered to the Administrative Agent pursuant to this Section 8.1, shall provide the Administrative Agent with an Officer’s Certificate executed by a Senior Financial Officer of the Borrower certifying that:

(i)

such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on the dates and for the periods indicated on a consolidated basis in accordance with GAAP, subject, in the case of quarterly financial statements to the absence of notes and normal year‑end audit adjustments; and

(ii)

no Default or Event of Default or default or event of default under any Senior Secured Debt Instrument exists as of the date of such certificate or, if any Default or Event of Default, or default or event of default under any Senior Secured Debt Instrument, exists, describing the same in reasonable detail and describing what action the Borrower has taken and proposes to take with respect thereto.

8.2.	Compliance Certificate

(a)

The Borrower shall deliver to the Administrative Agent, within ninety days after the end of each Fiscal Year (with the first Officer’s Certificate to be delivered on or before March 31, 2024), an Officer’s Certificate stating that to the signing Authorized Officer’s knowledge no Default or Event of Default has occurred and is continuing (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which he or she has knowledge and what action the Borrower is taking or proposes to take with respect thereto).

(b)

So long as any of the Senior Loans are outstanding, the Borrower will deliver to the Administrative Agent, forthwith upon any Authorized Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

9.	EVENTS OF DEFAULT

Each of the following events or occurrences set forth in this Article 9 shall be an Event of Default.

9.1.	Non‑Payment of Senior Loans

The Borrower shall  fail to pay when due any principal of any Senior Loans (unless  such failure is caused by an administrative or technical error and  payment is made within three Business Days of its due date), or  fail to pay when due any interest in respect of the Senior Loans, and such failure continues unremedied for a period of three Business Day.

9.2.	Common Terms Agreement

Any “Event of Default” specified in Article 7 (Events of Default) of the Common Terms Agreement has occurred and is continuing and has not been Waived in accordance with the Collateral and Intercreditor Agreement; provided, that no amendment or other modification to Section 7.5 (Bankruptcy) of the Common Terms Agreement that results in the occurrence of a Bankruptcy with respect to the Borrower not being an “Event of Default” under such Section 7.5 (Bankruptcy) shall be effective with respect to the Senior Loans unless such amendment or other modification is approved by the Majority Senior Lenders.

9.3.	Breach of Covenants

(a)	The Borrower defaults in the due performance and observance of any of its obligations under Section 7.2 or Section 7.18.

(b)	The Borrower defaults in the due performance and observance of any of its obligations under Section 7.4 and such failure shall result in a Material Adverse Effect.

(c)

The Borrower defaults in the due performance and observance of any of its obligations under Section 7.1 or Section 7.3 and such Default continues unremedied for a period of thirty days after the date on which the Borrower receives written notice of such Default from the Administrative Agent.

(d)

The Borrower defaults in the due performance and observance of any of its other obligations under this Agreement and such Default continues unremedied for a period of thirty days after the date on which the Borrower receives written notice of such Default from the Administrative Agent; provided, that such period shall be ninety days with respect to Section 8.1(i).

9.4.	Bankruptcy

Notwithstanding Section 7.5(b) (Bankruptcy) of the Common Terms Agreement, a Bankruptcy shall occur with respect to any RG Facility Entity.

9.5.	Liens

The Liens in favor of the Senior Secured Parties under the Senior Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens).

9.6.	Project Completion Date

The Project fails to achieve the Project Completion Date on or before the Date Certain.

9.7.	Material Project Document Defaults

(a)

Any Material Project Document (other than any Designated Offtake Agreement)  is expressly repudiated in writing by the Material Project Party that is the counterparty thereto and such repudiation could reasonably be expected to have a Material Adverse Effect,  is declared unenforceable in a final judgment of a court of competent jurisdiction against any party, such unenforceability is not cured, and such unenforceability could reasonably be expected to have a Material Adverse Effect, or  shall have been terminated or shall for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and such termination, failure to be valid, binding, or in full force and effect, or material Impairment could reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall have occurred pursuant to this Section 9.7(a) if  such event or circumstance is cured within sixty days of such event or circumstance or  the Borrower notifies the Administrative Agent that it intends to replace such Material Project Document and diligently pursues such replacement and the applicable Material Project Document is replaced within ninety days with an Additional Material Project Document which has substantially similar or more favorable economic effect for the Borrower, as applicable, when taken as a whole together with any other agreements related thereto and which has substantially similar or more favorable non‑economic terms (taken as a whole together with any other agreements related thereto) for the Borrower, as applicable, as the Material Project Document being replaced.

(b)

Notwithstanding Section 7.7 (Illegality or Unenforceability) of the Common Terms Agreement, any Necessary Senior Secured Debt Instrument or any material provision thereof,  is declared by a court of competent jurisdiction to be illegal or unenforceable and such unenforceability or illegality is not cured within five Business Days following the date of entry of such judgment (provided, that such five Business Day period will apply only so long as the relevant party is attempting in good faith to cure such unenforceability),  should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration or termination in accordance with its terms in the ordinary course (and not related to any default hereunder or thereunder)), or  is expressly terminated, contested or repudiated by the Borrower.

10.	REMEDIES

10.1.	Acceleration Upon Bankruptcy

If any CTA Event of Default described in Section 7.5(a) (Bankruptcy) of the Common Terms Agreement occurs with respect to the Borrower, all outstanding Senior Loan Commitments, if any, shall automatically terminate, the outstanding principal amount of the Senior Loans and all other Obligations shall automatically be and become immediately due and payable (it being understood that no Make-Whole Amount or premium shall be payable), in each case without notice, demand or further act of the Administrative Agent or the Senior Lenders.

10.2.	Acceleration Upon Other Event of Default

If any Event of Default occurs for any reason other than set forth in Section 10.1 and is continuing, the Administrative Agent may, or upon the direction of the Majority Senior Lenders shall, by written notice to the Borrower take any or all of the following actions:

(a)

declare the outstanding principal amount of the Senior Loans and all other Obligations that are not already due and payable to be immediately due and payable (it being understood that no Make-Whole Amount or premium shall be payable); and

(b)	terminate all outstanding Senior Loan Commitments.

The full unpaid amount of such Senior Loans and other Obligations that have been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and such outstanding Senior Loan Commitments shall terminate. Any declaration made pursuant to this Section 10.2 may, should the Majority Senior Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Senior Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided, that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

10.3.	Action Upon Event of Default

Subject to the terms of the Collateral and Intercreditor Agreement, if any Event of Default occurs for any reason and is continuing (after giving effect to any cure of the applicable Event of Default), then, the Administrative Agent may, or upon the direction of the Majority Senior Lenders shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other Financing Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non‑payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the Administrative Agent or the Majority Senior Lenders may elect, in addition to such other right or remedies as the Administrative Agent and the Senior Lenders may have hereunder, under the other Financing Documents or at law or in equity:

(a)

pursuant to the terms of the Common Terms Agreement and the Collateral and Intercreditor Agreement, vote in favor of the taking of any and all actions necessary or desirable to implement any available remedies with respect to the Collateral under any of the P1 Collateral Documents;

(b)

without any obligation to do so, make disbursements or Senior Loans as provided in Section 2.1 to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as the Majority Senior Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Senior Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be Senior Secured Obligations, notwithstanding that such expenditures may, together with amounts theretofore advanced under this Agreement, exceed the amount of the Senior Loan Commitments; or

(c)

take (or vote in favor of the taking) other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement, the Common Terms Agreement or the Collateral and Intercreditor Agreement.

10.4.	Application of Proceeds

Subject to the terms of the Collateral and Intercreditor Agreement, any moneys received by the Administrative Agent from the P1 Collateral Agent after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the Administrative Agent against the Obligations in the following order of priority (but without prejudice to the right of the Senior Lenders, subject to the terms of the Collateral and Intercreditor Agreement, to recover any shortfall from the Borrower):

(a)

first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the Administrative Agent in its capacity as such;

(b)

second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article 4) payable to the Senior Lenders ratably in proportion to the amounts described in this clause second payable to them;

(c)

third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Senior Loans, payable to the Senior Lenders ratably in proportion to the respective amounts described in this clause third payable to them;

(d)

fourth, to payment, on a pro rata basis, of that principal amount of the Senior Loans payable to the Senior Lenders (in inverse order of maturity), ratably among the Senior Lenders in proportion to the respective amounts described in this clause fourth held by them; and

(e)	fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.

11.	THE ADMINISTRATIVE AGENT

11.1.	Appointment and Authority

(a)

Each of the Senior Lenders hereby appoints, designates and authorizes Wilmington Trust, National Association, as its Administrative Agent under and for purposes of each Financing Document to which the Administrative Agent is a party, and in its capacity as the Administrative Agent, to act on its behalf as Senior Secured Debt Holder Representative for the Senior Lenders. Wilmington Trust, National Association hereby accepts this appointment and agrees to act as the Administrative Agent for the Senior Lenders in accordance with the terms of this Agreement, and to act as Senior Secured Debt Holder Representative for the Senior Lenders in accordance with the Common Terms Agreement. Each of the Senior Lenders appoints and authorizes the Administrative Agent to act on behalf of such Senior Lender under each Financing Document to which it is a party and in the absence of other written instructions from the Majority Senior Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 11.1 or as otherwise advised by counsel, and subject in all cases to the terms of the Collateral and Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Senior Lender or other Credit Agreement Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)

The provisions of this Section 11.1 are solely for the benefit of the Administrative Agent and the Senior Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 11.7(a) and Section 11.7(b).

11.2.	Rights as a Senior Lender

Each Person serving as the Administrative Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Senior Lender, as the case may be, as any other Senior Lender and may exercise the same as though it were not the Administrative Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to any Senior Lender.

11.3.	Exculpatory Provisions

(a)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which it is a party. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)

have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Senior Lenders (or such other number or percentage of the Senior Lenders as shall be expressly provided for herein or in the other Financing Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may require the Administrative Agent to expend or risk its own funds or expose the Administrative Agent to liability or that is contrary to any Financing Document or applicable Government Rule;

(iii)

except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall the Administrative Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; or

(iv)

incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, other unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility).

(b)

The Administrative Agent shall not be liable for any action taken or not taken by it  with the prior written consent or at the request of the Majority Senior Lenders (or such other number or percentage of the Senior Lenders as may be necessary, or as the Administrative Agent may believe in good faith to be necessary, under the circumstances as provided in Section 12.1) or  in the absence of its own gross negligence or willful misconduct, as determined by a final and Non‑Appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Senior Lender.

(c)

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into  any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document,  the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any Financing Document to which it is not a party),  the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default,  the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Senior Security Document, or  the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the Administrative Agent.

11.4.	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Senior Loan that by its terms must be fulfilled to the satisfaction of any Senior Lender, the Administrative Agent may presume that such condition is satisfactory to such Senior Lender unless the Administrative Agent has received notice to the contrary from such Senior Lender prior to the making of such Senior Loan. Before the Administrative Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Administrative Agent will not be liable for any action it takes, suffers or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5.	Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent, and shall apply to all of their respective activities in connection with their acting as or for the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and Non‑Appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection or supervision of such sub‑agents.

11.6.	Request for Indemnification by the Senior Lenders

The Administrative Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Senior Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action.

11.7.	Resignation or Removal of Administrative Agent

(a)

The Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty days’ prior notice to the Borrower, the P1 Collateral Agent, and the Senior Lenders. In the event Wilmington Trust, National Association is no longer the Administrative Agent, any successor Administrative Agent may be removed at any time with cause by the Majority Senior Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Administrative Agent, in accordance with this Section 11.7.

(b)

Upon any notice of resignation by the Administrative Agent or upon the removal of the Administrative Agent by the Majority Senior Lenders or any Senior Lender in accordance with Section 11.7(a), the Majority Senior Lenders shall appoint a successor Administrative Agent, hereunder and under each other Financing Document to which the Administrative Agent is a party, such successor Administrative Agent to be a commercial bank  that has a combined capital and surplus of at least $1,000,000,000 and  that is a FATCA Exempt Party; provided, that if no Default or Event of Default shall then be continuing, appointment of a successor Administrative Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c)

If no successor Administrative Agent has been appointed by the Majority Senior Lenders within thirty days after the date such notice of resignation was given by such resigning Administrative Agent, such Administrative Agent’s resignation shall nevertheless become effective and the Majority Senior Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Financing Document until such time, if any, as the Majority Senior Lenders appoint a successor Administrative Agent. If no successor Administrative Agent has been appointed by the Majority Senior Lenders within thirty days after the date the Majority Senior Lenders elected to remove such Person, any Credit Agreement Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Administrative Agent, who shall serve as Administrative Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Majority Senior Lenders appoint a successor Administrative Agent, as provided above.

(d)

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents and the replaced Administrative Agent shall make available to the successor Administrative Agent such records, documents and information in the replaced Administrative Agent’s possession and provide such assistance as the successor Administrative Agent may reasonably request in connection with its appointment as the successor Administrative Agent. After the retirement or removal of the Administrative Agent hereunder and under the other Financing Documents, the provisions of this Article 11 and Section 12.8 shall continue in effect for the benefit of such retiring (or removed) Person, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Administrative Agent.

(e)

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

11.8.	No Amendment to Duties of Administrative Agent Without Consent

The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Administrative Agent shall have given its prior written consent, in its capacity as Administrative Agent thereto.

11.9.	Non‑Reliance on Administrative Agent and Senior Lenders

Each of the Senior Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Senior Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its extensions of credit. Each of the Senior Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent any other Senior Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

11.10.	Copies

The Administrative Agent shall give prompt notice to each Senior Lender of receipt of each written notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Senior Lenders by the Borrower). The Administrative Agent will distribute to each Senior Lender each document and other written communication received by the Administrative Agent from the Borrower for distribution to the Senior Lenders by the Administrative Agent in accordance with the terms of this Agreement or any other Financing Document.

11.11.	Erroneous Payments

(a)

If the Administrative Agent  notifies a Senior Lender, or any Person who has received funds on behalf of a Senior Lender (any such Senior Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Senior Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and  demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.11 and held in trust for the benefit of the Administrative Agent, and such Senior Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)

Without limiting immediately preceding clause (a), each Senior Lender or any Person who has received funds on behalf of a Senior Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment, or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution, or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Senior Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that  in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or  an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Senior Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y), and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.11(a) or on whether or not an Erroneous Payment has been made.

(c)

Each Senior Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Senior Lender under any Financing Document, or otherwise payable or distributable by the Administrative Agent to such Senior Lender under any Financing Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Senior Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Senior Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto),  such Senior Lender shall be deemed to have assigned its Senior Loans (but not its Senior Loan Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Senior Loans (but not Senior Loan Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver a Lender Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Senior Lender shall deliver any Senior Loan Notes evidencing such Senior Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Senior Loan Notes shall not affect the effectiveness of the foregoing assignment),  the Administrative Agent as the assignee Senior Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment,  upon such deemed acquisition, the Administrative Agent as the assignee Senior Lender shall become a Senior Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Senior Lender shall cease to be a Senior Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Senior Loan Commitments which shall survive as to such assigning Senior Lender,  the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and  the Administrative Agent will reflect in the Register its ownership interest in the Senior Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Senior Loan Commitments of any Senior Lender and such Senior Loan Commitments shall remain available in accordance with the terms of this Agreement.

(e)

Subject to Section 12.4, the Administrative Agent may, in its discretion, sell any Senior Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Senior Lender shall be reduced by the net proceeds of the sale of such Senior Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies, and claims against such Senior Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Senior Lender  shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Senior Loans acquired from such Senior Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Senior Loans are then owned by the Administrative Agent) and  may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Senior Lender from time to time.

(f)

The parties hereto agree that  irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Senior Lender to the rights and interests of such Senior Lender as the case may be) under the Financing Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and  an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided, that this Section 11.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Financing Document), the Borrower for the purpose of a payment on the Obligations.

(g)

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set‑off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(h)

Notwithstanding anything to the contrary herein or in any other Financing Document, neither any Loan Party nor any of its respective Affiliates shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the Administrative Agent in connection therewith) directly or indirectly arising out of this Section 11.11 in respect of any Erroneous Payment (other than having consented to the assignment referenced in clause (d) above).

(i)

Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Senior Lender, the termination of the applicable Senior Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

12.	MISCELLANEOUS PROVISIONS

12.1.	Amendments, Etc.

(a)	Without Consent of Senior Lenders.

(i)

Notwithstanding clause (b) and subject to the terms of the Collateral and Intercreditor Agreement, the Borrower and the Administrative Agent may amend or supplement this Agreement or any other Bank Financing Document without the consent of any Senior Lender and the P1 Collateral Agent:

(A)	to cure any ambiguity, defect or inconsistency;

(B)	to make any change that would provide any additional rights or benefits to the Senior Lenders or that does not adversely affect the legal rights hereunder of any Senior Lender;

(C)	to provide for a successor Administrative Agent in accordance with the provisions of this Agreement; or

(D)	to provide for the assumption of the Borrower’s obligations to the Senior Lenders by a successor to the Borrower pursuant to Section 7.18;

(ii)

Upon the request of the Borrower accompanied by a resolution duly adopted by the authorized governing body authorizing the execution of any such amendment, and upon receipt by the Administrative Agent of the documents described in Section 11.4, the Administrative Agent will join with the Borrower in the execution of any amendment authorized or permitted by the terms of this Agreement and to make any further appropriate agreements and stipulations that may be therein contained, but the Administrative Agent will not be obligated to enter into such amendment that affects its own rights, duties or immunities under this Agreement or otherwise.

(b)	With Consent of Senior Lenders.

(i)

Except as otherwise provided in this Section 12.1 and subject to the terms of the Collateral and Intercreditor Agreement, neither this Agreement nor any provision hereof may be amended, modified, or waived unless in writing signed by the Borrower and the Majority Senior Lenders or the Administrative Agent as directed by the Majority Senior Lenders, and each such amendment, modification, or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(A)

the consent of each Senior Lender (in each case, other than any Senior Lender that is a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof) directly and adversely affected thereby will be required with respect to any amendment, modification or waiver in order to:

(1)	extend or increase any Senior Loan Commitment;

(2)

extend the maturity date or postpone any date scheduled for any payment of principal, fees or interest (as applicable) under Section 3.1, Section 3.2, Section 3.7, or Section 3.10 or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Senior Lenders (or any of them) hereunder;

(3)

reduce the principal of, or the interest or rate of interest specified herein on, any Senior Loan or any Fees or other amounts (including any amounts payable pursuant to Section 3.7(a) or Section 3.7(b)) payable to any Senior Lender hereunder;

(4)

change the pro‑rata treatment, sharing of payments, order of application of any reduction in any Senior Loan Commitments from the application thereof set forth in the applicable provisions of Section 2.4, Section 3.6, Section 3.7, Section 3.11, Section 3.12 or Section 10.4, respectively, in any manner; or

(5)

contractually subordinate the Liens in favor of the P1 Collateral Agent over the Collateral under and pursuant to the Senior Security Documents to Liens over of the Collateral securing any other Indebtedness (it being understood that this clause (5) shall not (i) override the permission for (x) Permitted Liens or (y) Indebtedness permitted by the Financing Documents or (ii) apply to the incurrence of financing provided to the Borrower pursuant to Section 364 of the Bankruptcy Code or any similar proceeding under any other applicable Debtor Relief Laws);

(B)

the consent of each Senior Lender (in each case, other than any Senior Lender that is a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof) will be required with respect to any amendment, modification or waiver in order to:

(1)	waive any condition set forth in Section 6.1;

(2)

change any provision of this Section 12.1, the definition of Majority Senior Lenders or any other provision hereof specifying the number or percentage of Senior Lenders required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(3)

subject to all other provisions of this Section 12.1, release or allow release of (i) all or substantially all of the guarantee obligations or the value of any guarantee of the applicable RG Facility Entities as Common Guarantors under and as defined in the Common Accounts Agreement other than in accordance with the terms of the Common Accounts Agreement or (ii) all or any material portion of the Collateral from the Lien of any of the Senior Security Documents (other than (1) upon the sale, conveyance, lease, transfer, or other disposal of assets that do not constitute all or substantially all of the assets of the Borrower or (2) the termination, assignment, or other disposition of Material Project Documents in accordance with the Financing Documents); or

(ii)	amend, modify, waive, or supplement the terms of Section 12.4.

(iii)

Upon the request of the Borrower accompanied by a resolution duly adopted by the authorized governing body of the Borrower authorizing the execution of any such amendment, and upon the filing with the Administrative Agent of evidence satisfactory to the Administrative Agent of the consent of the Senior Lenders as aforesaid, and upon receipt by the Administrative Agent of the documents described in Section 11.4, the Administrative Agent will join with the Borrower in the execution of such amendment unless such amendment directly affects the Administrative Agent’s own rights, duties or immunities under this Agreement or otherwise, in which case the Administrative Agent may in its discretion, but will not be obligated to, enter into such amendment.

(iv)

It is not necessary for the consent of the Senior Lenders under this clause (b) to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

(v)

Promptly after an amendment or waiver under this clause (b) becomes effective, the Borrower will mail or cause to be mailed to the Senior Lenders affected thereby a notice briefly describing the amendment or waiver and executed or true and correct copies of each amendment, waiver or consent effected. Any failure of the Borrower to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, waiver or consent.

(c)	Decisions under Other Financing Documents.

(i)

Notwithstanding any provision of this Agreement or the Collateral and Intercreditor Agreement to the contrary, each Senior Lender shall be deemed to have consented to, and the Administrative Agent shall be deemed, without the requirement of any vote or consent by the Senior Lenders and without seeking vote, consent or direction by or from the Senior Lenders with respect to any of the clauses set forth below, to have voted as follows:

(A)

unless a proposed Economic Terms Modification applies only to the Senior Loans, the Administrative Agent shall be deemed to have voted in favor of any such Economic Terms Modification if  any such Economic Terms Modification is approved by each Senior Secured Bank Debt Holder Representative (if any) in accordance with the Collateral and Intercreditor Agreement and  the Borrower certifies to the Administrative Agent, as set forth in a certificate of an Authorized Officer of the Borrower, that such Economic Terms Modification could not reasonably be expected to result in a Material Adverse Effect;

(B)

the Administrative Agent shall be deemed to have cast its vote in favor of any amendment, supplement, or waiver of the provisions of the Collateral and Intercreditor Agreement and P1 Accounts Agreement related to the application of Collateral Proceeds, the pari passu ranking of the Senior Secured Debt, or the priority, deposit, and application of funds in the accounts (in each case prior to an enforcement action) if  approved by each Senior Secured Bank Debt Holder Representative (if any) in accordance with the Collateral and Intercreditor Agreement and  the Borrower certifies to the Administrative Agent, as set forth in a certificate of an Authorized Officer of the Borrower, that such amendment, supplement or waiver does not result in (x) the Senior Loans receiving payments that are less than pari passu with the Senior Secured Bank Debt (other than due to timing differences in when payments are due on the Senior Loans in accordance with their terms) and (y) does not result in a material adverse change (when considered with all other such amendments, supplements, and waivers) in  the priority within Section 3.3 (P1 Revenue Account) and 3.9 (P1 Proceeds Account) of the P1 Accounts Agreement with respect to any payment of principal, interest, or other amounts payable (whether by prepayment, upon acceleration, or otherwise) under the Senior Loans or  the funding of the Senior Loans DSRA;

(C)

the Administrative Agent shall be deemed to have cast its vote in favor of any Modification to provisions of the Collateral and Intercreditor Agreement or the P1 Accounts Agreement related to the application of proceeds of Replacement Debt to the mandatory prepayment of Senior Secured Debt under the CD Credit Agreement or the TCF Credit Agreement, as applicable, if approved by the Senior Secured Bank Debt Holder Representative under the CD Credit Agreement or the TCF Credit Agreement, as applicable, in accordance with the Collateral and Intercreditor Agreement;

(D)

the Administrative Agent shall be deemed to have cast its vote in favor of any Modification of any P1 Collateral Document (other than the Collateral and Intercreditor Agreement) if  approved by each Senior Secured Bank Debt Holder Representative (if any) in accordance with the Collateral and Intercreditor Agreement and  the Borrower certifies to the Administrative Agent, as set forth in a certificate of an Authorized Officer of the Borrower, that such Modification is not materially adverse to the Senior Lenders; and

(E)

the Administrative Agent shall be deemed to have consented to the release of any Lien on any portion of the Collateral (other than a release of Collateral that comprises all or substantially all of the Collateral) or assets owned by any RG Facility Entity if  the Borrower certifies to the Administrative Agent, as set forth in a certificate of an Authorized Officer of the Borrower, that such release is reasonable and such Collateral or assets are not reasonably required for the operation of the RG Facility Entities in accordance with the RG Facility Agreements and  the Independent Engineer concurs with such certification.

(ii)

The Administrative Agent shall not vote in favor of amendments of, supplements to, or waivers of the Common Terms Agreement (other than Administrative Decisions) unless it first receives the affirmative vote of the Majority Senior Lenders. If the Administrative Agent has not received the affirmative vote of the Majority Senior Lenders on or prior to the date by which it must cast its vote in accordance with the Collateral and Intercreditor Agreement, then the Administrative Agent shall vote against the relevant Modification.

(iii)

Upon receipt of a request from the Borrower to direct the removal of the P1 Intercreditor Agent or the P1 Collateral Agent and direct the appointment of a replacement P1 Intercreditor Agent or P1 Collateral Agent in accordance with the terms of the Collateral and Intercreditor Agreement, the Administrative Agent shall give notice of such request to the Senior Lenders. Unless Senior Lenders representing more than 25% of the aggregate outstanding principal amount of the Senior Loans object to such request within thirty days, the Administrative Agent shall provide such direction on the immediately succeeding Business Day after such thirtieth day.

(iv)

Except as set forth in this clause (c), the Administrative Agent shall not consent to amendments of, supplements to, or waivers of the P1 Collateral Documents (other than Administrative Decisions) unless it first receives the affirmative vote of the Majority Senior Lenders.

(v)

Upon receipt of a certificate of an Authorized Officer of the Borrower and without the requirement of any vote or consent by the Senior Lenders, the Administrative Agent shall consent to any Administrative Decisions pursuant to the Collateral and Intercreditor Agreement.

(vi)

Prior to voting in accordance with this clause (c), the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, which certificate shall set forth  the vote or consent the Administrative Agent is directed to make as required by this clause (c) in connection with any vote required by the Administrative Agent as Senior Secured Debt Holder Representative under the Collateral and Intercreditor Agreement or any other P1 Financing Document and  the relevant subsection of this clause (c) pursuant to which such vote is required.

(d)

In determining whether the Senior Lenders of the required principal amount of Senior Loans have concurred in any direction, waiver or consent, any Senior Lender that is a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof will be considered as though not outstanding. For purposes of determining whether the Administrative Agent will be protected in relying on any such direction, waiver or consent, only Senior Lenders that the Administrative Agent knows is a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof will be so disregarded.

12.2.	Entire Agreement

(a)

This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.

(b)

In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument (including the Common Terms Agreement), the terms, conditions and provisions of this Agreement shall prevail.

12.3.	Governing Law; Jurisdiction; Etc.

(a)

GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

(b)

SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY GOVERNMENT RULES, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF GOVERNMENT RULES DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION 12.3(b) TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c)

WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 12.3(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNMENT RULES, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)

Service of Process. Each Party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 12.11.

(e)

Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 12.3(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such act.

(f)

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO  CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND  ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3.

12.4.	Assignments

(a)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Senior Lenders and the Administrative Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and no Senior Lender may assign or otherwise transfer any of its rights or obligations hereunder except  to an assignee in accordance with Section 12.4(b),  by way of participation in accordance with Section 12.4(d), or  by way of pledge or assignment of a security interest subject to the restrictions of Section 12.4(e) (and any other attempted assignment or transfer by any Party hereto shall be null and void).

(b)
(i)

Subject to Section 12.4(h) and this Section 12.4(b), any Senior Lender may at any time after the Senior Loan Borrowing Date assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including its participations in the Senior Loans at the time owing to it).

(ii)

If the assignee is not a Senior Lender prior to such assignment, it shall deliver to the Administrative Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable KYC Requirements.

(iii)

Except in the case of an assignment of the entire remaining amount of the assigning Senior Lender’s Senior Loans, the outstanding Senior Loans subject to each such assignment (determined as of the date of the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Lender Assignment Agreement, as of such date) shall not be less than $100,000 and in integral multiples of $1,000 unless the Borrower otherwise consents.

(iv)

The parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the Administrative Agent’s sole discretion).

(v)

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 2.5(b), from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Senior Lender under this Agreement, and the assigning Senior Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Senior Lender’s rights and obligations under this Agreement, such Senior Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.2, Section 8.7 (Costs and Expenses) of the Common Terms Agreement, Section 8.6 (Expenses) of the P1 Security Agreement, and Section 4.7 (Fees; Expenses) of the P1 Accounts Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment.

(vi)

Upon request, the Borrower (at its expense) shall execute and deliver the applicable Senior Loan Notes to the assignee Senior Lender and/or revised Senior Loan Notes to the assigning Senior Lender reflecting such assignment.

(vii)

Any assignment or transfer by a Senior Lender of rights or obligations under this Agreement that does not comply with this Section 12.4(b) shall be treated for purposes of this Agreement as a sale by such Senior Lender of a participation in such rights and obligations in accordance with Section 12.4(d).

(c)	The Administrative Agent shall maintain the Register in accordance with Section 2.5(b) above.

(d)

Any Senior Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (each, a “Participant”) in all or a portion of such Senior Lender’s rights or obligations under this Agreement (including all or a portion of its Senior Loan Commitment or the Senior Loans owing to it); provided, that  such Senior Lender’s obligations under this Agreement shall remain unchanged,  such Senior Lender remains solely responsible to the other parties hereto for the performance of such obligations and such participation shall not give rise to any legal privity between the Borrower and the Participant, and  the Borrower, the Administrative Agent, the P1 Collateral Agent, and the other Senior Lenders shall continue to deal solely and directly with such Senior Lender in connection with such Senior Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Senior Lender shall be responsible for the indemnity under Section 12.8 with respect to any payments made by such Senior Lender to its Participant(s). Any agreement or instrument pursuant to which a Senior Lender sells such a participation shall provide that such Senior Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Senior Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 12.1(b)(i) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.2 (subject to the requirements and limitations therein, including the requirements under Section 4.2(g) (it being understood that any documentation required under Section 4.2 shall be delivered to the participating Senior Lender)) to the same extent as if it were a Senior Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 12.4; provided, that such Participant  agrees to be subject to the provisions of Section 4.1 as if it were an assignee under clause (b) of this Section 12.4; and  shall not be entitled to receive any greater payment under Section 4.2, with respect to any participation, than its participating Senior Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Senior Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.1 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.14 as though it were a Senior Lender; provided, that such Participant agrees to be subject to Section 4.1 as though it were a Senior Lender. Each Senior Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the applicable Senior Loans or other obligations under the Financing Documents (the “Participant Register”); provided, that no Senior Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Financing Document) to any other Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163‑5(b) and within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such Senior Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)

Any Senior Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Senior Loan Notes, if any) to secure obligations of such Senior Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided, that no such pledge or assignment shall release such Senior Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Senior Lender as a Party hereto.

(f)

Any Senior Lender may at any time, assign all or a portion of its rights and obligations with respect to Senior Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through  Dutch auctions open to all Senior Lenders on a pro rata basis in accordance with the procedures set forth on Exhibit E hereto or  open market purchases on a pro rata or non‑pro rata basis, in each case subject to the following limitations:

(A)

the assigning Senior Lender and the Affiliated Lender purchasing such Senior Lender’s Senior Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit C-2 hereto (an “Affiliated Lender Assignment Agreement”);

(B)

Affiliated Lenders will not receive information provided solely to Senior Lenders by the Administrative Agent or any Senior Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Senior Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Senior Loans or Senior Loan Commitments required to be delivered to Senior Lenders pursuant to Article 1.5;

(C)

the aggregate principal amount of Senior Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Senior Loans at such time outstanding (measured at the time of purchase) (such percentage, the “Affiliated Lender Cap”); provided, that, to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Senior Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(D)

as a condition to each assignment pursuant to this Section 12.4(f), the Administrative Agent shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Senior Loans against the Administrative Agent, in its capacity as such.

(g)

The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)

All assignments by a Senior Lender of all or a portion of its rights and obligations hereunder with respect to any then outstanding Senior Loan Commitments shall be made only as an assignment of the same percentage of outstanding Senior Loan Commitments and Senior Loans and a proportionate part of all the assigning Senior Lender’s rights and obligations under this Agreement with respect to the Senior Loans and Senior Loan Commitments.

(i)

No sale, assignment, transfer, negotiation or other disposition of the interests of any Senior Lender hereunder or under the other Financing Documents shall be allowed if it could reasonably be expected to require securities registration under any laws or regulations of any applicable jurisdiction.

12.5.	Benefits of Agreement

Nothing in this Agreement or any other Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, the P1 Intercreditor Agent, the P1 Collateral Agent, each of their successors and permitted assigns under this Agreement or any other Financing Document, Participants to the extent provided in Section 12.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the P1 Collateral Agent, the P1 Intercreditor Agent, and the Senior Lenders, any benefit or any legal or equitable right or remedy under this Agreement.

12.6.	Costs and Expenses

The Borrower shall pay  all reasonable and documented out‑of‑pocket expenses incurred by each of the Administrative Agent, the P1 Collateral Agent, and the Senior Lenders and their Affiliates (including all reasonable fees, costs and expenses of counsel to the Administrative Agent, the P1 Collateral Agent, and one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents;  all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the P1 Collateral Agent, and the Senior Lenders (including all reasonable fees, costs and expenses of counsel to the Administrative Agent, counsel to the P1 Collateral Agent, and one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated);  all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and the P1 Collateral Agent (including all reasonable fees, costs and expenses of counsel to the Administrative Agent, counsel to the P1 Collateral Agent, and one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and  all documented out‑of‑pocket expenses incurred by the Credit Agreement Senior Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the enforcement or protection (other than in connection with assignment of Senior Loans or Senior Loan Commitments) of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 12.6, including in connection with any workout, restructuring or negotiations in respect of the Obligations. Notwithstanding the foregoing, in the event that the P1 Collateral Agent reasonably believes that a conflict exists in using one counsel, the P1 Collateral Agent may engage its own counsel. Furthermore, notwithstanding anything to the contrary in Section 8.6 (Consultants) of the Common Terms Agreement, during the continuation of any Event of Default, the Borrower shall pay (against direct invoices) the reasonable and documented fees and expenses of any other consultants and advisors of the Credit Agreement Senior Secured Parties (in addition to the Consultants as provided in such Section 8.6 (Consultants) of the Common Terms Agreement); provided, that (without limiting the obligation of the Borrower to pay such reasonable and documented fees and expenses) such fees and expenses shall be subject to separate fee agreements entered into by the Borrower acting reasonably.

12.7.	Counterparts; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.8.	Indemnification

(a)

The Borrower hereby agrees to indemnify each Credit Agreement Senior Secured Party and each Related Party of any of the foregoing Persons (each such Person being called a “Credit Agreement Indemnitee”) against, and hold each Credit Agreement Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Credit Agreement Indemnitee), incurred by any Credit Agreement Indemnitee or asserted against any Credit Agreement Indemnitee by any Person arising out of, in connection with, or as a result of:

(i)

the execution or delivery of this Agreement, any other Credit Agreement Transaction Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out‑of‑pocket expenses) or enforcement thereof;

(ii)	any Senior Loan or the use or proposed use of the proceeds therefrom;

(iii)

any actual or alleged presence, Release or threatened Release of Hazardous Materials on, from or related to the Project that could reasonably result in an Environmental Claim related in any way to the Project, the Rio Grande Facility, the Land or any property owned or operated by the Borrower, the Administrator, the Coordinator, the Operator or any RG Facility Entity, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project, the Rio Grande Facility, the Land, the Borrower, the Administrator, the Coordinator, the Operator or any RG Facility Entity;

(iv)

any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law, contract, tort or any other theory, whether brought by the Borrower or any of the Borrower’s members, managers or creditors or by any other Person, and regardless of whether any Credit Agreement Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Credit Agreement Indemnitee; or

(v)

any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Credit Agreement Senior Secured Party, or any Affiliates or Related Parties of any of the foregoing;

provided, that such indemnity shall not, as to any Credit Agreement Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and Non‑Appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Credit Agreement Indemnitee, or in the case of any Credit Agreement Indemnitee other than the Administrative Agent, breach by such Credit Agreement Indemnitee of any provisions of any Financing Document to which it is a party.

(b)

To the extent that the Borrower for any reason fails to pay any amount required under Section 12.6 or Section 12.8(a) above to be paid by it to any of the Administrative Agent or any Related Party of any of the foregoing, each Senior Lender severally agrees to pay to the Administrative Agent, or such Related Party, as the case may be, such Senior Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, based on the aggregate of such Senior Lender’s Senior Loan Commitments to the aggregate of all Senior Loan Commitments; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in each case in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, in each case in its capacity as such. The obligations of the Senior Lenders under this Section 12.8(b) are subject to the provisions of Section 2.5. The obligations of the Senior Lenders to make payments pursuant to this Section 12.8(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Senior Lender to make payments on any date required hereunder shall not relieve any other Senior Lender of its corresponding obligation to do so on such date, and no Senior Lender shall be responsible for the failure of any other Senior Lender to do so.

(c)

Without duplication of Section 8.10(b) (Indemnification by Borrower) of the Common Terms Agreement or any other indemnification provision in any Financing Document providing for indemnification by any Senior Secured Party in favor of the P1 Collateral Agent, the P1 Intercreditor Agent or any Related Party of any of the foregoing, to the extent that the Borrower for any reason fails to pay any amount required under Section 8.7 (Costs and Expenses) or Section 8.10(a) (Indemnification by Borrower) of the Common Terms Agreement or any analogous costs and expenses or indemnity provisions of any Financing Document to be paid by it to any of the P1 Intercreditor Agent, the P1 Collateral Agent or any Related Party of any of the foregoing, each Senior Lender severally agrees to pay to the P1 Intercreditor Agent, the P1 Collateral Agent or such Related Party, as the case may be, the ratable share of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), based on the aggregate of such Senior Lender’s Senior Loan Commitments to the aggregate of all Senior Secured Debt Commitments; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the P1 Intercreditor Agent, the P1 Collateral Agent or the applicable Related Party, in its capacity as such. The obligations of the Senior Lenders to make payments pursuant to this Section 12.8(c) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Senior Lender to make payments on any date required hereunder shall not relieve any other Senior Lender of its corresponding obligation to do so on such date, and no Senior Lender shall be responsible for the failure of any other Senior Lender to do so.

(d)	All amounts due under this Section 12.8 shall be payable promptly after demand therefor.

(e)

The Borrower agrees that, without the Credit Agreement Indemnitee’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened (in writing) claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Credit Agreement Indemnitee under this Section 12.8 (whether or not any Credit Agreement Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Credit Agreement Indemnitee from all liability arising out of such claim, action or proceeding. In the event that a Credit Agreement Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any Affiliate thereof in which such Credit Agreement Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Credit Agreement Indemnitee for all reasonable expenses incurred by it in connection with such Credit Agreement Indemnitee appearing and preparing to appear as such a witness, including the reasonable and documented fees and disbursements of its legal counsel. In the case of any claim brought against a Credit Agreement Indemnitee for which the Borrower may be responsible under this Section 12.8, the Administrative Agent, the P1 Collateral Agent, and the Senior Lenders agree (at the expense of the Borrower) to execute such instruments and documents and cooperate as reasonably requested by the Borrower in connection with the Borrower’s defense, settlement or compromise of such claim, action or proceeding.

(f)

The P1 Intercreditor Agent and the Related Parties of any of the Administrative Agent, the P1 Collateral Agent, and the P1 Intercreditor Agent are express third party beneficiaries of this Section 12.8.

(g)	This Section 12.8 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

12.9.	Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the Administrative Agent or any Senior Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of such Senior Lender’s Senior Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Senior Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule,  characterize any payment that is not principal as an expense, fee or premium, rather than interest,  exclude prepayments and the effects thereof, and  amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10.	No Waiver; Cumulative Remedies

No failure by any Credit Agreement Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.11.	Notices and Other Communications

(a)

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or sent by email to the address(es), facsimile number or email address specified for the Borrower, the Administrative Agent, the P1 Collateral Agent, or the Senior Lenders, as applicable, on Schedule 12.11.

(b)

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Schedule 12.11.

(c)

Unless otherwise prescribed,  notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement); provided, that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and  notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in Schedule 12.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the Administrative Agent through electronic communications shall be followed by the delivery of a hard copy.

(d)

Each of the Borrower, the Administrative Agent and the P1 Collateral Agent may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Senior Lender may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the P1 Collateral Agent.

(e)

The Administrative Agent, the P1 Collateral Agent, and the Senior Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if  such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or  the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the P1 Collateral Agent, the Senior Lenders, and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent, the P1 Collateral Agent, the Senior Lenders by the Borrower may be recorded by the Administrative Agent the P1 Collateral Agent, the Senior Lenders, as applicable, and each of the parties hereto hereby consents to such recording.

(f)

Notwithstanding the above, nothing herein shall prejudice the right of the Administrative Agent, the P1 Collateral Agent, any of the Senior Lenders to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

(g)

the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that  relates to any Senior Loan Borrowing,  relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor,  provides notice of any Default or Event of Default, or  is required to be delivered to satisfy any condition precedent to any Senior Loan Borrowing (all such non‑excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent at the email addresses specified in Schedule 12.11. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(h)

the Borrower further agrees that the Administrative Agent may make the Communications available to the Senior Lenders by posting the Communications on an internet website that may, from time to time, be notified to the Senior Lenders or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the Administrative Agent in creating and maintaining the Platform shall be paid by Borrower in accordance with Section 12.6.

(i)

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY SENIOR LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON‑APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.12.	Patriot Act Notice

Each of the Administrative Agent, the P1 Collateral Agent, and the Senior Lenders hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Administrative Agent, the P1 Collateral Agent or such Senior Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

12.13.	Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the P1 Collateral Agent, any Senior Lender, or the Administrative Agent, the P1 Collateral Agent, or any Senior Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the P1 Collateral Agent or such Senior Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then  to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and  each Senior Lender severally agrees to pay to the Administrative Agent or the P1 Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the P1 Collateral Agent, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Senior Lenders under this Section 12.13 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.14.	Right of Setoff

Each of the Senior Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Senior Lender, or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Senior Lender, irrespective of whether or not such Senior Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Senior Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each of the Senior Lenders and their respective Affiliates under this Section 12.14 are in addition to other rights and remedies (including other rights of setoff) that such Senior Lender or their respective Affiliates may have. Each of the Senior Lenders agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

12.15.	Severability

If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable,  the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and  the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.16.	Survival

Notwithstanding anything in this Agreement to the contrary, Section 4.2, Section 11.6, Section 12.3, Section 12.6, Section 12.8, Section 12.11, Section 12.13, this Section 12.16, Section 12.18, and Section 12.20 shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Credit Agreement Senior Secured Parties regardless of any investigation made by any Credit Agreement Senior Secured Party or on their behalf and notwithstanding that the Credit Agreement Senior Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the Senior Loan Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Senior Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

12.17.	Treatment of Certain Information; Confidentiality

The Administrative Agent, the P1 Collateral Agent and each of the Senior Lenders agrees to maintain the confidentiality of the Credit Agreement Information, except that Credit Agreement Information may be disclosed  to its Affiliates (including branches) and to its and its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, service providers and representatives (provided, that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Credit Agreement Information and instructed to keep such Credit Agreement Information confidential);  to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 12.4(e);  to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process;  to any other party to this Agreement;  in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder (including any actual or prospective purchaser of Collateral);  subject to an agreement containing provisions substantially the same as those of this Section 12.17, to  any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (or such assignee or Participant’s or prospective assignee or Participant’s professional advisor),  any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, or  any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either  contractual arrangements with the Administrative Agent, the P1 Collateral Agent, such Senior Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Senior Loan or Financing Document is transferred to such Person or  an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Senior Lender under any Financing Document (including any rating agency);  with the consent of the Borrower (which consent shall not unreasonably be withheld, conditioned or delayed);  to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the Administrative Agent, the P1 Collateral Agent, any Senior Lender or any of their respective Affiliates;  to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Credit Agreement Information relating to the Borrower received by it from any Senior Lender, the Administrative Agent or the P1 Collateral Agent, as applicable);  to any party providing (and any brokers arranging) any Credit Agreement Senior Secured Party insurance or reinsurance or other direct or indirect credit protection (including credit default swaps) with respect to its Senior Loans;  to (x) the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers, Private Placement Numbers (“PPNs”) or any other similar numbers with respect to the Senior Loans (it being understood and agreed that any Lender may apply for the issuance of one or more CUSIP numbers, PPNs or any other similar numbers with respect to any of the Senior Loans without the consent of the Loan Parties); or in the case of any Senior Lender that is a Blackstone Entity only, the disclosure of the existence of this Agreement and the Senior Loans hereunder, its participation therein, and a summary of the terms hereof in any marketing publication and the Borrower’s logo may be used in connection with such publication. In addition, the Administrative Agent, the P1 Collateral Agent or any Senior Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the P1 Collateral Agent and the Senior Lenders in connection with the numbering, administration, settlement and management of this Agreement, the other Financing Documents, the Senior Loan Commitments, and the Senior Loan Borrowings. For the purposes of this Section 12.17, “Credit Agreement Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Equity Owners or any of their Affiliates to the Administrative Agent, the P1 Collateral Agent or any Senior Lender pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Equity Owners, the RG Facility Entities or any of their Affiliates, but does not include any such information that (x) is or becomes generally available to the public other than as a result of a breach by the Administrative Agent, the P1 Collateral Agent, such Senior Lender of its obligations hereunder, (y) is or becomes available to the Administrative

Agent, the P1 Collateral Agent or such Senior Lender from a source other than the Borrower, the Pledgor, the Equity Owners or any of their Affiliates, as applicable, that is not, to the knowledge of the Administrative Agent, the P1 Collateral Agent or such Senior Lender acting in violation of a confidentiality obligation with the Borrower, the Pledgor, the Equity Owners or any of their Affiliates, as applicable, or (z) is independently compiled by the Administrative Agent, the P1 Collateral Agent or such Senior Lender as evidenced by their records, without the use of the Credit Agreement Information. Any Person required to maintain the confidentiality of Credit Agreement Information as provided in this Section 12.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Credit Agreement Information as such Person would accord to its own confidential information.

12.18.	Waiver of Consequential Damages, Etc.

Except with respect to any indemnification obligations of the Borrower under Section 11.6 and Section 12.8 or any other indemnification provisions of the Borrower under any other Financing Document, to the fullest extent permitted by applicable Government Rule, no Party hereto shall assert, and each Party hereto hereby waives, any claim against any other Party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Senior Loan or the use of the proceeds thereof. No Party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

12.19.	Waiver of Litigation Payments

To the extent that any Party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 12.3(b) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other Party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.

12.20.	Reinstatement

This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Credit Agreement Senior Secured Parties on demand all of their reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such parties in connection with such rescission or restoration.

12.21.	No Recourse

The obligations of the Borrower under this Agreement and each other Credit Agreement Transaction Document to which it is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of the Borrower and do not constitute a debt or obligation of (and no recourse shall be made with respect to) the Non‑Recourse Parties, except  as hereinafter set forth in this Section 12.21, or  as expressly provided in any Credit Agreement Transaction Document to which such Non‑Recourse Party is a party. No action under or in connection with this Agreement or any other Financing Documents to which the Borrower is a party shall be brought against any Non‑Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Senior Secured Party against any Non‑Recourse Party, except as hereinafter expressly set forth in this Section 12.21 or as expressly provided in any Credit Agreement Transaction Document to which such Non‑Recourse Party is a party. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 12.21 shall in any manner or way  restrict the remedies available to the P1 Intercreditor Agent, the P1 Collateral Agent, any Senior Secured Debt Holder Representative or any other Senior Secured Party to realize upon the Collateral or under any Credit Agreement Transaction Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and the security interests and possessory rights created by or arising from any Financing Document, or  release, or be deemed to release, any Non‑Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Credit Agreement Transaction Document to which such Non‑Recourse Party is a party. The limitations on recourse set forth in this Section 12.21 shall survive the Discharge Date.

12.22.	P1 Intercreditor Agreement

Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Administrative Agent, acting as the Senior Secured Debt Holder Representative on behalf of the Senior Lenders in accordance with the Collateral and Intercreditor Agreement, shall be binding on each Senior Lender.

12.23.	Termination

This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if all Obligations have been indefeasibly paid in full and all Senior Loan Commitments have been terminated and the Administrative Agent shall have given the notice required by Section 2.9(a) (Payment in Full of Senior Secured Debt) of the Common Terms Agreement.

12.24.	Consultants

Notwithstanding anything to the contrary in Section 8.6 (Consultants) of the Common Terms Agreement, the Borrower shall appoint as any replacement Consultant prior to the Credit Agreement Discharge Date the Person designated by the Majority Senior Lenders (after consultation with the Borrower if no Event of Default exists).

12.25.	No Fiduciary Duty

The Borrower acknowledges and agrees that  no fiduciary, advisory, or agency relationship between the Borrower and any Credit Agreement Senior Secured Party or any of their Affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or any Financing Document, irrespective of whether any Credit Agreement Senior Secured Parties or their Affiliates have advised or is advising the Borrower on other matters,  the Credit Agreement Senior Secured Parties and their Affiliates, on the one hand, and the Borrower, on the other hand, have an arm’s‑length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of any Credit Agreement Senior Secured Party or any of their Affiliates, and  the Borrower waives, to the fullest extent permitted by law, any claims that the Borrower may have against any Credit Agreement Senior Secured Party or any of its Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Credit Agreement Senior Secured Parties and their respective Affiliates shall have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower, including the Borrower’s equity holders, employees, or other creditors.

12.26.	Acknowledgement and Consent to Bail‑In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write‑down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write‑Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail‑In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write‑down and conversion powers of the applicable Resolution Authority.

12.27.	Cashless Settlement

Notwithstanding anything to the contrary contained in this Agreement, any Senior Lender may exchange, continue or rollover all or a portion of its Senior Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Senior Lender.

12.28.	Restricted Lenders

Notwithstanding anything to the contrary in Section 5.22 or Section 7.13 of this Agreement, in relation to each Senior Lender that is incorporated in a non‑US jurisdiction or that otherwise notifies the Administrative Agent to this effect (each a “Restricted Lender”), the representations and undertakings in the provisions of such Sections shall only apply for the benefit of such Restricted Lender and shall only be given by the Borrower to such Restricted Lender to the extent that the sanctions provisions would not result in any violation of, conflict with or liability under  EU Regulation (EC) 2271/96,  section 7 of the foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 and Section 19 paragraph 3 no. 1(a) foreign trade law (AWG) (Außenwirtschaftsgesetz)), or  a similar anti‑boycott statute or other applicable Government Rule as in effect in that Restricted Lender’s home jurisdiction.

12.29.	Disclosure in Connection with Equator Principles

The Administrative Agent may disclose to the Equator Principles Association (or any successor thereof) the following information in connection with the Project: Project name; Closing Date; sector; and host country.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

RIO GRANDE LNG, LLC,

as the Borrower

By:/s/ Brent Wahl

Name: Brent Wahl

Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Administrative Agent

By:/s/ Jessica A. Jankiewicz

Name: Jessica A. Jankiewicz

Title: Vice President

MIZUHO BANK (USA),
as the P1 Collateral Agent

By:/s/ Dominick D'Ascoli

Name: Dominick D'Ascoli

Title: Director

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA,

as Senior Lender

By:/s/ Authorized Person

AMERICAN GENERAL LIFE INSURANCE COMPANY,

as Senior Lender

By:/s/ Authorized Person

EVERLAKE LIFE INSURANCE COMPANY,

as Senior Lender

By:/s/ Authorized Person

FIDELITY & GUARANTY LIFE INSURANCE COMPANY,

as Senior Lender

By:/s/ Authorized Person

SECURITY LIFE OF DENVER INSURANCE COMPANY,

as Senior Lender

By:/s/ Authorized Person

SYMETRA LIFE INSURANCE COMPANY,

as Senior Lender

By:/s/ Authorized Person

DEFINITIONS

“Acceptable Distribution Guarantor” means a Person that is rated by at least one of S&P, Fitch, or Moody’s and at least one such rating is equal to or better than “A-” by S&P or Fitch or “A3” by Moody’s.

“ACQ” has the meaning assigned to such term in the applicable Designated Offtake Agreement.

“Administrative Agent” means Wilmington Trust, National Association, not in its individual capacity, but solely as Administrative Agent for the Senior Loans hereunder, and each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 11.7.

“Administrative Agent Fee Letter” means the Fee Letter dated as of the date hereof, between the Borrower and the Administrative Agent.

“Administrative Decisions” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Affected Financial Institution” means  any EEA Financial Institution or  any UK Financial Institution.

“Affiliated Lender” means, at any time, any Senior Lender that is an Equity Owner or any Affiliate of an Equity Owner (other than the Pledgor, the Borrower, any RG Facility Entity, and any Debt Fund Affiliate, or any natural Person) or a Non‑Debt Fund Affiliate of an Equity Owner at such time.

“Affiliated Lender Assignment Agreement” has the meaning assigned to such term in Section 12.4(f)(ii)(A).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 12.4(f)(ii)(C).

“Agent Parties” has the meaning assigned to such term in Section 12.11(i).

“Aggregate Funded Equity” has the meaning assigned to such term in the P1 Equity Contribution Agreement.

“Aggregate Senior Loan Commitment” means $356,000,000, as the same may be reduced in accordance with Section 2.4.

“Agreement” has the meaning assigned to such term in the Preamble.

“Annual Capital Budget” has the meaning assigned to such term in the Definitions Agreement.

“Annual Capital Plan” has the meaning assigned to such term in the Definitions Agreement.

“Annual Facility Plan” has the meaning assigned to such term in the Definitions Agreement.

“Annual O&M Budget” has the meaning assigned to such term in the Definitions Agreement.

“Annual O&M Plan” has the meaning assigned to such term in the Definitions Agreement.

“Annual Operating Budget” has the meaning assigned to such term in the Definitions Agreement.

“Annual Operating Plan” has the meaning assigned to such term in the Definitions Agreement.

“Anti‑Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78m, 78dd‑1 through 78dd‑3 and 78ff, et seq., and all similar laws, rules, and regulations of any jurisdiction prohibiting bribery and corruption, including the U.K. Bribery Act, applicable to the Borrower or any of its subsidiaries at the relevant time.

“Anti‑Terrorism and Money Laundering Laws” means any of the following  Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations),  the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations),  the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations),  the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations),  the USA Patriot Act of 2001 (Pub. L. No. 107‑56),  the U.S. Money Laundering Control Act of 1986, as amended,  the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.,  Laundering of Monetary Instruments, 18 U.S.C. section 1956,  Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957,  the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations),  any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and  any regulations promulgated under any of the foregoing.

“Approved Owners” means  Global Infrastructure Management, LLC,  Devonshire Investment Pte. Ltd.,  MIC TI Holding Company 2 RSC Limited,  Global LNG North America Corp.,  any Qualified Mezzanine Entity, and  to the extent satisfying the KYC Requirements, any other Person approved by the Majority Senior Lenders.

“Asset Sale” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Asset Sale Proceeds” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail‑In Legislation” means  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail‑In Legislation Schedule and  with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Fee Letters” means each of:

(a)	the Administrative Agent Fee Letter; and

(b)	the Structuring Fee Letter.

“Bank Financing Documents” means  this Agreement,  the Bank Fee Letters,  the other financing and security agreements, documents and instruments delivered in connection with this Agreement, including each of the Common Terms Accession Agreement and the CIA Accession Confirmation, and  each other document designated as a Bank Financing Document by the Borrower and the Administrative Agent.

“Bankruptcy Code” means 11 U.S.C. § 101 et. seq.

“Base Committed Quantity” means 844.880 million MMBtu (equivalent to approximately 16.19 MTPA), being the aggregate ACQ under the Initial Offtake Agreements; provided, that  following the full payment of the required amount of Senior Secured Debt (taking into account any amounts declined by the Senior Lenders or other applicable Senior Secured Debt Holders) upon any Credit Agreement LNG Sales Mandatory Prepayment Event in accordance with Section 7.4, the Base Committed Quantity will be equal to the aggregate ACQ under the Designated Offtake Agreements used to calculate the amount of Senior Secured Debt that the Borrower is not required to repay upon a Credit Agreement LNG Sales Mandatory Prepayment Event under Section 7.4,  to the extent that any other Offtake Agreement becomes a Designated Offtake Agreement or an existing Designated Offtake Agreement is amended to adjust the quantity of LNG contracted to be sold thereunder, the Base Committed Quantity will be equal to the aggregate ACQ under such Designated Offtake Agreements as at such time, and  following prepayment of Senior Secured Debt (other than any prepayment referenced in the foregoing clause (a)), the Base Committed Quantity will be reduced to the minimum ACQ under the Designated Offtake Agreements in effect at such time that is required to achieve a Credit Agreement Projected DSCR of at least 1.40:1.00 (or, at any time after any prepayment referenced in clause , 1.20:1:00) based on the Base Case Forecast updated only to reflect such prepayment.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns,” “beneficially owned” and “beneficial ownership” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” refers to 31 C.F.R. § 1010.230.

“Blackstone Entity” means Blackstone Alternative Credit Advisors LP, its Affiliates and funds, accounts and clients managed, advised or sub-advised by any of them.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrowing Notice” means each request for a Senior Loan Borrowing of Senior Loans substantially in the form of Exhibit B and delivered in accordance with Section 2.2.

“Canada Blocked Person” means  a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or  a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), as amended or  the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, as amended or  the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or  regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (b) as a Person in respect of whose property or benefit a Senior Lender would be prohibited from entering into or facilitating a related financial transaction.

“Cash Equity Financing” means the commitment of the Pledgor, pursuant to the P1 Equity Contribution Agreement, to directly or indirectly make cash contributions to the Borrower up to the Remaining Equity Amount (as defined in the P1 Equity Contribution Agreement).

“CD Indenture Rating Reaffirmation” means a “Rating Reaffirmation” as defined in the CD Senior Notes Indenture.

“CFCo Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Change in Law” means  the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date,  any change in law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date, or  compliance by any Senior Lender, by any lending office of such Senior Lender, or by such Senior Lender’s holding company, if any, with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary,  the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and  all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a)

prior to the Project Completion Date, the Sponsor and the Approved Owners collectively fail to directly or indirectly hold legally and beneficially more than 50% of the total voting and economic Equity Interests of the Borrower and voting Equity Interests of the Pledgor;

(b)	prior to the Project Completion Date, the Sponsor fails to directly or indirectly hold legally and beneficially 15% or more of the voting and economic Equity Interests of the Borrower;

(c)

on and after the Project Completion Date, the Sponsor, any Approved Owners, any Qualified Public Company, any Qualified Investment Entity, any Qualified Offtaker Investor, and any Qualified Energy Company collectively fail to directly or indirectly hold legally and beneficially more than 50% of the total voting and economic Equity Interests of the Borrower; or

(d)	at any time, the Pledgor fails to hold legally and beneficially 100% of the total voting and economic Equity Interests in the Borrower;

provided, that in clauses (a), (b), and (c), any Equity Interests of the Pledgor that are held legally and beneficially through an entity of which the Sponsor, any Approved Owners, any Qualified Investment Entity, any Qualified Offtaker Investor, or any Qualified Energy Company, as applicable, is the general partner and has the power, whether by contract, equity ownership, or otherwise, to direct or cause the direction of the policies and management of such entity, shall be included when calculating such percentage; provided, further, that for purposes of clauses (a) and (c) and the definition of Approved Owners, (x) “Global Infrastructure Management, LLC” means Global Infrastructure Management, LLC, its Related Entities and its Affiliates, where  “Affiliates” means  any Person that is managed or advised by Global Infrastructure Management, LLC or its Related Entities or  any trustee, custodian, or nominee of any fund managed or advised by Global Infrastructure Management, LLC or its Related Entities and  “advised” means being in receipt of an implementing advice in relation to the management of investments of that Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person, (y) “Devonshire Investment Pte. Ltd.” means Devonshire Investment Pte. Ltd., its Related Entities and its Affiliates, where “Affiliates” means any Person that is, or is managed or advised by, GIC Private Limited or its Related Entities and (z) “MIC TI Holding Company 2 RSC Limited” means MIC TI Holding Company 2 RSC Limited, its Related Entities and its Affiliates, where “Affiliates” means the government of the Emirate of Abu Dhabi and any Person it Controls, whether directly or indirectly.

“Change of Control Triggering Event” means the occurrence of a Change of Control; provided, that, a Change of Control shall not be deemed to have occurred if (a) the Borrower shall have received written confirmation that a Rating Reaffirmation shall have occurred and (b) so long as the SSD Discharge Date with respect to the Senior Secured Debt under the CD Senior Notes Indenture has not occurred, a CD Indenture Rating Reaffirmation shall have occurred.

“Closing Date” means the date on which the conditions precedent in Section 6.1 have been satisfied or waived in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Collateral Proceeds” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Common Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Common Terms Agreement” means that certain Common Terms Agreement, dated as of July 12, 2023, by and among the Borrower, each Senior Secured Debt Holder Representative that is a party thereto, and the P1 Intercreditor Agent.

“Communications” has the meaning assigned to such term in Section 12.11(g).

“Consent Agreement” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Construction Budget and Schedule” means  a budget attached as Exhibit O‑1 to the CD Credit Agreement setting forth, on a monthly basis, the timing and amount of all projected payments of P1 Project Costs through the date on which T1 Substantial Completion, T2 Substantial Completion, and T3 Substantial Completion shall have occurred and  a schedule attached as Exhibit O‑2 of the CD Credit Agreement setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the projected date on which Final Completion shall have occurred under each of the P1 EPC Contracts.

“Contracted Revenues” means, for any period, Cash Flow projected to be received by the Borrower during such period under Qualified Offtake Agreements calculated solely to reflect the price paid if no LNG is lifted under Qualified Offtake Agreements then in effect.

“Controlled Subsidiary” means, with respect to any specified Person, a corporation, partnership, joint venture, limited liability company or other Person of which a majority of the Equity Interests of such Person having ordinary voting power or authority for the election or appointment of directors, managers or other governing body (other than Equity Interests having such power or authority only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such specified Person.

“Credit Agreement Discharge Date” means the date on which:

(a)

the P1 Collateral Agent, the Administrative Agent and the Senior Lenders shall have received payment in full in cash of all of the Obligations and all other amounts owing to the P1 Collateral Agent, the Administrative Agent, and the Senior Lenders under the Financing Documents (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Credit Agreement Senior Secured Parties); and

(b)	the Senior Loan Commitments shall have terminated, expired or been reduced to zero Dollars.

“Credit Agreement Indemnitee” has the meaning assigned to such term in Section 12.8(a).

“Credit Agreement Information” has the meaning assigned to such term in Section 12.17.

“Credit Agreement LNG Sales Mandatory Prepayment Event” means any event triggering a mandatory prepayment pursuant to Section 7.4.

“Credit Agreement Maturity Date” means July 7, 2033.

“Credit Agreement Projected CFADS” means, for any period, an amount equal to  the amount of Cash Flow from Contracted Revenues projected to be received by the Borrower during such period minus  all amounts projected to be paid during such period pursuant to Sections 3.3(c)(i) and 3.3(c)(ii) (P1 Revenue Account) of the P1 Accounts Agreement (other than any fee projected to be payable to any Senior Secured Party), which amounts under this clause (b) shall exclude any such amounts that  are related to the lifting of LNG or  are P1 Project Costs, RCI EPC CAPEX, or RCI Owners’ Costs, in each case, to the extent funded with Indebtedness or equity.

“Credit Agreement Projected DSCR” means, for the applicable period, the ratio of  Credit Agreement Projected CFADS to  Debt Service (other than  principal of Working Capital Debt and the principal amount of Senior Secured Debt payable on the Maturity Date thereof,  commitment fees, front‑end fees and up‑front fees paid prior to the Project Completion Date or, if later, out of the proceeds of Senior Secured Debt,  LC Costs,  interest in respect of the Senior Secured Debt and Senior Secured Obligations under Senior Secured IR Hedge Agreements, in each case, paid prior to the Project Completion Date,  amounts payable under Senior Secured Hedge Agreements that are not in respect of interest rates,  without duplication of amounts in clause (v), P1 Hedge Termination Amounts under Senior Secured Hedge Agreements, and  for purposes of satisfying the conditions set forth in Section 7.3, incremental carrying costs of such Senior Secured Debt and the costs associated with arranging, issuing, and incurring such Senior Secured Debt projected for such period).

“Credit Agreement Senior Secured Parties” means the Senior Lenders, the Administrative Agent, the P1 Collateral Agent, and each of their respective successors and permitted assigns, in each case in connection with this Agreement, and the Senior Loans.

“Credit Agreement Transaction Documents” means, collectively, the Financing Documents (as defined in this Agreement) and the Material Project Documents.

“Date Certain” means, the “Date Certain” as defined under the CD Credit Agreement, as of the date of this Agreement and without giving effect to how that term may be amended, waived, extended or otherwise modified from time to time, pursuant to the terms of the CD Credit Agreement notwithstanding any contrary provision in any Financing Document.

“Debt Fund Affiliate” means any Affiliate of the Pledgor other than the Borrower or any RG Facility Entity that is, in each case, a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which  any such Debt Fund Affiliate has in place customary information barriers between it and the applicable Equity Owner and any Affiliate of the applicable Equity Owner that is not primarily engaged in the investing activities described above,  its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the applicable Equity Owner and any Affiliate of the applicable Equity Owner, and  the Equity Owners and investment vehicles managed or advised by any Equity Owner that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.

“Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Borrower or its subsidiaries (other than the obligations to use the proceeds of the Senior Loans or otherwise terminate commitments as indicated in the Disclosure Documents) or would cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

“Debt to Equity Ratio” means, as of any date of determination, the ratio of  the aggregate principal amount of all Senior Secured Debt (other than the principal of Working Capital Debt) at such time outstanding to  the sum of Aggregate Funded Equity and Voluntary Equity Contributions, in each case, made on or prior to such date.

“Debtor Relief Laws” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Default” means an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to the Interest Rate plus 2.00% per annum.

“Delivered” refers to quantities of LNG sold “cost, insurance and freight,” “cost and freight”, “delivered ex ship,” “delivered at terminal,” or otherwise where the Borrower is responsible for the transportation of LNG to a delivery point other than at the Rio Grande Facility under the terms of the relevant Offtake Agreement.

“Disclosure Documents” has the meaning assigned to such term in Section 5.2.

“Distribution Guaranty” means an unconditional guarantee, in form and substance satisfactory to the P1 Administrative Agent, for the benefit of the P1 Collateral Agent on behalf of the Senior Lenders provided by an Acceptable Distribution Guarantor without recourse to any Loan Party in connection with Section 7.1(c).

“Distribution LC” an irrevocable, standby letter of credit issued by a Qualifying LC Issuer in connection with Section 7.1(c) that (a) includes an expiration date no earlier than 364 days following its issuance date, (b) allows the P1 Collateral Agent to make a drawdown of up to the full stated amount in the circumstances permitted hereunder, (c) is for the benefit of the P1 Collateral Agent on behalf of the Senior Lenders, the CD Senior Lenders and the TCF Senior Lenders, and (d) is in form and substance reasonably satisfactory to the P1 Administrative Agent.

“DOE Export Authorization” means  the Order Granting Long‑Term Multi‑Contract Authorization to Export LNG to Free Trade Agreement Nations issued by DOE/FE in FE Docket No. 15‑190‑LNG in its Order No. 3869 on August 17, 2016, and  the Opinion and Order Granting Long‑Term Multi‑Contract Authorization to Export LNG to Non‑Free Trade Agreement Nations issued by DOE/FE in FE Docket No. 15‑190‑LNG in its Order No. 4492 on February 10, 2020, as amended to extend the term in DOE/FE Order No. 4492‑A issued on October 21, 2020.

“DOE/FE” means the U.S. Department of Energy, Office of Fossil Energy or, as subsequently renamed, Office of Fossil Energy and Carbon Management.

“DSR Credit Support” has the meaning assigned to such term in the P1 Accounts Agreement.

“DSRA Reserve Amount” has the meaning assigned to such term in the P1 Accounts Agreement.

“EEA Financial Institution” means  any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority,  any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or  any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental and Social Action Plan” means the Environmental and Social Action Plan attached to the report of the Environmental Advisor delivered pursuant to this Agreement, together with any updates thereto as may be made from time to time by the Borrower as required or permitted under the P1 Financing Documents.

“Environmental and Social Incident” means a significant and serious incident or accident as a result of the construction or operation of the Project that  under the Environmental Laws requires the Borrower to undertake emergency or immediate remedial action and  has the following impacts:  death, major health disability or material adverse health damage,  material adverse and persistent damage to the environment, or  material destruction of a site or object of cultural or religious significance.

“Environmental Laws” has the meaning assigned to such term in Section 5.14(a).

“Equator Principles” means the principles named “The Equator Principles EP4 – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” adopted by various financial institutions in the form dated July 2020 that became effective on October 1, 2020.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of any group of organizations:  described in Section 414(b) or Section 414(c) of the Code of which the Borrower is a member; and  solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or Section 414(o) of the Code of which the Borrower is a member.

“ERISA Event” means:

(a)

any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30‑day notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;

(b)	the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived;

(c)	the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)	the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e)	the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f)	the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g)

the withdrawal by the Borrower or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer”, as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h)	the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i)	the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j)

the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical, endangered or critical and declining status, within the meaning of the Code or Title IV of ERISA;

(k)	the failure of the Borrower or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;

(m)

the Borrower or any of its Controlled Subsidiaries engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or

(n)	the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.

“Erroneous Payment” has the meaning assigned to such term in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 11.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 11.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 11.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 11.11(f).

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Article 9.

“Excluded Taxes” means, with respect to the Administrative Agent or any Senior Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Financing Document,  Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,  imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of a Senior Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or  that are Other Connection Taxes,  in the case of a Senior Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Person with respect to an applicable interest in a Financing Document pursuant to a law in effect on the date on which  such Person acquires such interest in the Financing Document (other than pursuant to an assignment request by the Borrower under Section 4.1) or  such Person changes its lending office, except in each case to the extent, pursuant to Section 4.2, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a Party hereto or to such Person immediately before it changed its lending office,  Taxes attributable to such Person’s failure to comply with Section 4.2(g) or Section 4.2(h) and  any withholding Tax imposed under FATCA.

“Export Authorization Remediation” has the meaning assigned to such term in Section 7.4(b)(i).

“Facility Independent Engineer” has the meaning assigned to such term in the Definitions Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Government Authorities and implementing such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Financing Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Effective Rate” means, for any day, the greater of  the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and  0%.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Senior Lender or the Administrative Agent pursuant to Section 3.10.

“FERC Authorization” means the authorization to site, construct, and operate the P1 Train Facilities and the Common Facilities originally issued by FERC in its Order in Docket Nos. CP16‑454 on November 22, 2019, with rehearing subsequently denied and later remanded by the Court of Appeals for the D.C. Circuit, and with those certain design modifications approved by FERC in 2020 and 2021, and the FERC Remand Order, as such FERC orders may be amended, supplemented, clarified, restated, reissued, or otherwise modified from time to time by FERC.

“FERC Remand Order” means the order issued by FERC, following the remand by the U.S. Court of Appeals for the D.C. Circuit of the prior FERC Authorization, in Docket Nos. CP16‑454 on April 21, 2023.

“Final Completion” means, as the context may require, a “Final Completion” as defined in the T1/T2 EPC Contract, a “Final Completion” as defined in the T3 EPC Contract, or both.

“Financing Documents” means  each of the documents set forth in the definition of “P1 Financing Documents” in the Common Terms Agreement and  the Bank Financing Documents.

“Foreign Lender” means any Senior Lender that is not a U.S. Person.

“Funding Shortfall Debt” means Supplemental Debt that satisfies:

(a)	the conditions set forth in Section 2.6 (Supplemental Debt) of the Common Terms Agreement;

(b)	the conditions set forth in Section 7.3(d); and

(c)	the following conditions:

(i)

the principal amount of such Funding Shortfall Debt does not exceed:   if incurred prior to the Project Completion Date or the completion date of the Permitted Capital Improvement (as applicable), an amount equal to 75% of the aggregate amount of P1 Project Costs, or the costs of such Permitted Capital Improvement (as applicable) and  if incurred on or after the Project Completion Date or the completion date of the applicable Capital Improvement (as applicable), (x) in the case of Funding Shortfall Debt incurred to finance P1 Project Costs, an amount that, together with all funded or unfunded commitments under the CD Construction/Term Loans, the TCF Senior Loans, the Senior Loans, any Supplemental Debt incurred to fund such P1 Project Costs, any Replacement Debt incurred to replace such funded or unfunded commitments, and any other Funding Shortfall Debt to finance P1 Project Costs, does not exceed 75% of aggregate P1 Project Costs as at the Project Completion Date or (y) in the case of Funding Shortfall Debt incurred to finance Permitted Capital Improvements, an amount that, together with all Senior Secured Debt incurred to finance such Permitted Capital Improvement, does not exceed 75% of aggregate costs in respect of such Permitted Capital Improvement as at the completion of such Permitted Capital Improvement, plus  all premiums, fees, costs, expenses, and reserves (including any incremental increase in the DSRA Reserve Amounts resulting from the incurrence of such Funding Shortfall Debt) associated with arranging, issuing and incurring such Funding Shortfall Debt plus  105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any portion of one or more Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence;

(ii)	such Funding Shortfall Debt is incurred prior to the second anniversary of the Project Completion Date or the completion date of such Permitted Capital Improvement (as applicable); and

(iii)

simultaneously with the incurrence of any Funding Shortfall Debt, the Borrower shall use a portion of the proceeds of such Funding Shortfall Debt to fund any reserves (including any incremental increase in the DSRA Reserve Amounts) resulting from the incurrence of such Funding Shortfall Debt.

“Hazardous Substances” has the meaning assigned to such term in Section 5.14(b).

“Historical DSCR” has the meaning set forth in the Common Terms Agreement; provided, however, that for all purposes under this Agreement, “Historical DSCR” shall be deemed to exclude subclause (b)(vii) of the definition thereof in the Common Terms Agreement.

“HMT” means His Majesty’s Treasury, the economic and finance ministry of the United Kingdom.

“incur” has the meaning assigned to such term in Section 7.3(a).

“Indemnified Taxes” means  Taxes imposed on or with respect to any payment made on account of any obligation of the Borrower under any Financing Document, other than Excluded Taxes, and  to the extent not otherwise described in clause (a), Other Taxes.

“Initial Offtakers” means:

(a)	China Gas Hongda Energy Trading Co., Ltd.;

(b)	Engie S.A.;

(c)	ENN LNG (Singapore) Pte. Ltd.;

(d)	ExxonMobil Asia Pacific Pte. Ltd.;

(e)	Galp Trading S.A.;

(f)	Guangdong Energy Group Natural Gas Co., Ltd.;

(g)	Guangdong Energy Group Co., Ltd.;

(h)	Itochu Corporation;

(i)	Shell NA LNG LLC; and

(j)	TotalEnergies Gas & Power North America, Inc.

“Intellectual Property Rights” has the meaning assigned to such term in Section 5.13.

“Interest Payment Date” has the meaning assigned to such term in Section 3.2(a).

“Interest Rate” means 6.72%.

“Investment Company Act” has the meaning assigned to such term in Section 5.19.

“Investment Grade” means that such person is rated by at least one Recognized Credit Rating Agency and at least one such rating is equal to or better than “Baa3” by Moody’s, “BBB-” by S&P, “BBB-” by Fitch, or a comparable credit rating that is a Recognized Credit Rating Agency.

“Kroll” means Kroll Bond Rating Agency, Inc., or if applicable, its successor.

“KYC Requirements” means the consistently applied “know your customer” requirements of the Senior Lenders under applicable “know your customer” and Anti‑Terrorism and Money Laundering Laws, including the Patriot Act.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit C‑1.

“Licenses” has the meaning assigned to such term in Section 5.11.

“Liquefaction Owner” means  the Borrower and  any other Person that  is permitted under the CFAA to construct and own the assets comprising a Train Facility,  has entered into a construction advisor services agreement in respect of a Subsequent Train Facility, and  has acceded to the RG Facility Agreements in accordance therewith.

“LNG Sales Mandatory Prepayment” means any prepayment of Senior Secured Debt in connection with an LNG Sales Mandatory Prepayment Event.

“LNG Sales Mandatory Prepayment Event” means any event triggering a mandatory prepayment or any requirement to make an offer to prepay (including any such requirement pursuant to Section 7.4) of Senior Secured Debt in connection with the termination of an Offtake Agreement or any Impairment of any related Governmental Approval.

“Loan Parties” means the Borrower and the Pledgor.

“Major Capital Improvements” means Capital Improvements for which the Borrower’s allocated share of costs pursuant to the CFAA is reasonably expected to be equal to or greater than $200,000,000.

“Majority Senior Lenders” means at any time, the Senior Lenders holding in excess of 50.00% of the sum of  the aggregate undisbursed Senior Loan Commitments plus  the then aggregate outstanding principal amount of the Senior Loans (excluding in each such case any Senior Lender that is a Loan Party, an Equity Owner, or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Senior Loan Commitment and any outstanding principal amount of any Senior Loan of any such Senior Lender).

“Make‑Whole Amount” means the greater of:

(a)

the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Loan to be prepaid, discounted to the prepayment date (assuming the Senior Loans matured on the Par Call Date) on a semi‑annual basis (assuming a 360‑day year consisting of twelve 30‑day months) at the Treasury Rate, plus fifty basis points less  interest accrued to, but excluding, the prepayment date; and

(b)	100% of the principal amount of the Senior Loan to be prepaid.

“Mandatory Prepayment Confirmation Deadline” has the meaning assigned to such term in Section 3.8(f).

“Mandatory Prepayment Date” has the meaning assigned to such term in Section 3.8(e).

“Mandatory Prepayment Event Notice” has the meaning assigned to such term in Section 3.8(d).

“Mandatory Prepayment Portion” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Material Project Party” means any party to a Material Project Document (other than the Borrower) and each guarantor or provider of security or credit support in respect thereof.

“Maximum Rate” has the meaning assigned to such term in Section 12.9.

“Mezzanine Financing Facility” means any financing facility entered into at any time by a Person that is a parent of the Pledgor in connection with the Project.

“Modification” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“MTPA” means million metric tonnes per annum.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.

“Necessary Senior Secured Debt Instrument” means any Senior Secured Debt Instrument providing for Indebtedness without which the Borrower could not reasonably expect to have sufficient funds (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the P1 Construction Account or the Distribution Account, or other committed equity, and projected Contracted Revenues under the Designated Offtake Agreements) to achieve the Project Completion Date by the Date Certain.

“Non‑Debt Fund Affiliate” means any Affiliate of an Equity Owner other than  the Pledgor, the Borrower, or any RG Facility Entity,  any Debt Fund Affiliates, and  any natural Person.

“Notional Amortization Period” means, beginning on the Project Completion Date, the notional twenty‑year amortization period of the Senior Loans set forth in the Base Case Forecast.

“Obligations” means, collectively,  all Indebtedness, Senior Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents (excluding any Senior Secured Debt Instrument other than this Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by the Borrower to the Credit Agreement Senior Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents (excluding any Senior Secured Debt Instrument other than this Agreement),  any and all sums reasonably advanced by any Credit Agreement Senior Secured Party in order to preserve the Collateral or preserve the security interest of the Credit Agreement Senior Secured Parties in the Collateral, and  in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the Senior Loans have been accelerated pursuant to Section 10.1 or Section 10.2, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Senior Lenders of their rights under the Senior Security Documents, together with any necessary attorneys’ fees and court costs.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Officer’s Certificate” means a certificate signed by one Authorized Officer of the Borrower, which officer must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer and, if applicable, includes:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)

a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

“Offtaker” means each counterparty to an Offtake Agreement (but excluding the Borrower).

“Opinion of Counsel” means an opinion or opinions from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of, or counsel to, the Borrower or to the Lenders, as applicable.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Senior Lender or any other recipient of any payment made pursuant to any obligation of the Borrower under any Financing Document, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Senior Loan or Financing Document).

“Other Taxes” mean any and all present or future stamp or documentary taxes, court, intangible, recording, filing, or similar Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.1).

“P1 CASA Advisor” has the meaning assigned to such term in the P1 CASA.

“P1 Collateral Agent” has the meaning assigned to such term in the Preamble.

“P1 Common Facilities” has the meaning assigned to such term in the Definitions Agreement.

“P1 Construction Account” has the meaning assigned to such term in the P1 Accounts Agreement.

“P1 Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“P1 Distribution Collateral” means a Distribution LC or a Distribution Guaranty, as the context may require, for the benefit of the P1 Collateral Agent on behalf of the Senior Lenders, the CD Senior Lenders and the TCF Senior Lenders in satisfaction of Section 7.1(c).

“P1 Pledge Agreement” means the “Pledge Agreement” as defined in the Collateral and Intercreditor Agreement.

“P1 Pre‑Completion Revenue Account” has the meaning assigned to such term in the P1 Accounts Agreement.

“P1 Project Costs” has the meaning assigned to such term in the P1 Accounts Agreement.

“P1 Security Agreement” means the “Security Agreement” as defined in the Collateral and Intercreditor Agreement.

“Par Call Date” means April 7, 2033.

“Participant” has the meaning assigned to such term in Section 12.4(d).

“Participant Register” has the meaning assigned to such term in Section 12.4(d).

“Party” or “Parties” has the meaning assigned to such term in the Preamble.

“Patriot Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Payment Recipient” has the meaning assigned to such term in Section 11.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Liquidated Damages” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by the Borrower or any ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 12.11(h).

“Qualified Energy Company” means, to the extent satisfying the KYC Requirements, a Person:   that is, owns, or is Controlled by, or whose ultimate parent company is,  an international reputable oil and gas or LNG company (integrated or non‑integrated) substantially involved in the exploration, development, production or marketing of hydrocarbons,  a power company or utility that has not less than 5000 megawatts of power generation assets under ownership, management and operation of which at least 2500 megawatts are attributable to gas‑fired power generation assets, or  a utility or trading company, a substantial portion of whose business involves the ownership, transportation, liquefaction, regasification or purchase, sale or trading of gas or LNG,  with a tangible net worth of no less than $5,000,000,000, and  that is not, or whose ultimate parent company is not, an Affiliate of any Government Authority or  that is, or is an Affiliate of the Sponsor or any Approved Owner.

“Qualified Investment Entities” means, to the extent satisfying the KYC Requirements, any Person that is managed or advised by a Qualified Investment House or its Related Entities; where “advised” means being in receipt of implementing advice in relation to the management of investments of a person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person.

“Qualified Investment House” means  Global Infrastructure Management, LLC or  any other investment manager who  has aggregate assets under management and committed capital in excess of $10,000,000,000 and  has satisfied the KYC Requirements.

“Qualified Manager” means an entity that  manages (by contract, as the manager of a limited liability company, or the general partner of a limited partnership) or advises infrastructure funds, private equity funds, pension funds, government sponsored funds or other similar funds (including publicly traded entities commonly referred to as “master limited partnerships”), which collectively hold assets that in the aggregate are valued in excess of $5,000,000,000,  has the expertise, experience, and technical resources to successfully manage the relevant managed entity’s ownership interest in the Project, and  satisfies the KYC Requirements. For purposes of this definition of “Qualified Manager”, “advised” means being in receipt of and implementing advice in relation to the management of investments of that person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant person.

“Qualified Mezzanine Entity” means, in connection with a foreclosure under any Mezzanine Financing Facility, a Person that:

(a)

is one of  an agent under such Mezzanine Financing Facility who acquires, holds, or controls the relevant Equity Interests, as agent, pending further disposition thereof for a period not to exceed 270 days (unless, prior to the expiration of such 270 days, a Rating Reaffirmation shall have occurred and, so long as the SSD Discharge Date with respect to the Senior Secured Debt under the CD Senior Notes Indenture has not occurred, a CD Indenture Rating Reaffirmation shall have occurred),  either  any infrastructure fund, private equity fund, pension fund, government sponsored fund, or other similar fund (including publicly traded entities commonly referred to as “master limited partnerships”) or an investment vehicle owned directly or indirectly by one or more such entities that is a lender under such Mezzanine Financing Facility and is Controlled by a Qualified Manager or  Qualified Manager of any entity referred to in subpart (A) of this subpart (ii) and, in each of cases (A) and (B) acquires the relevant Equity Interests for its own account or for further disposition thereof, or  a Person who receives the relevant Equity Interests through a bona fide foreclosure over the security interests granted in respect of such Mezzanine Financing Facility and such Person is  otherwise an Approved Owner, Qualified Investment Entity, Qualified Offtaker Investor, or Qualified Energy Company or   has caused Kroll to provide a Rating Reaffirmation of the Senior Loans that gives effect to the acquisition, holding or control of such Equity Interests by such Person and so long as the SSD Discharge Date with respect to the Senior Secured Debt under the CD Senior Notes Indenture has not occurred, a CD Indenture Rating Reaffirmation shall have occurred; and

(b)	is not, and is not 50% or more owned or otherwise Controlled by, and does not own or Control, a Restricted Person and satisfies the KYC Requirements.

“Qualified Offtake Agreement” means the Initial Offtake Agreements and any other Offtake Agreement that meets each of the following conditions:  such Offtake Agreement is entered into for a Qualified Term with a Qualified Offtaker;  such Offtake Agreement provides for the delivery of LNG on an FOB or Delivered basis;  the Borrower has delivered to the Administrative Agent notice of the proposed terms of such Offtake Agreement and such terms (other than as specified in the foregoing clauses (a) and (b)) are consistent, in all material respects with (or not materially less favorable in the aggregate to the interests of the Borrower than) those set forth in any of Qualified Offtake Agreements then in effect; and  the execution of such Qualified Offtake Agreement and performance by the Borrower of its obligations under such Qualified Offtake Agreement shall not result in a breach of any Qualified Offtake Agreement then in effect, or any Required Export Authorization then in‑effect and any additional Required Export Authorizations that are necessary in connection with the execution of such Offtake Agreement.

“Qualified Offtaker” means, to the extent satisfying the Senior Lenders’ KYC Requirements:

(a)

any Initial Offtaker so long as, either  such Initial Offtaker is not required to provide credit support on the Closing Date in respect of its obligations under the Initial Offtake Agreement to which is a party or  such Initial Offtaker has entered into the applicable Designated Offtake Agreement after the Closing Date that provides for credit support requirements that are either substantially similar to those included in the applicable Initial Offtake Agreement or more favorable to the Borrower and  any entity that, as of the Closing Date, provides a guaranty in respect of an Initial Offtaker’s obligations under the Initial Offtake Agreement to which it is a party;

(b)

any Offtaker under any Offtake Agreement which, as of the date it enters into the applicable Designated Offtake Agreement (or, if later, the date on which the applicable Offtake Agreement is designated as a Designated Offtake Agreement pursuant to Section 7.4, as applicable), is, or whose obligations under such Designated Offtake Agreement are guaranteed by an entity that is, Investment Grade;

(c)

any Offtaker under any Offtake Agreement that has provided one or more (x) guarantees from a guarantor that is Investment Grade and/or (y) letters of credit issued by a Qualifying LC Issuer, that are each issued for the benefit of the Borrower in respect of its obligations under its applicable Offtake Agreement, in the case of clauses (x) and/or (y), in an amount (in the aggregate) equal to the greater of:

(i)	50% of the present value of the Contracted Revenues from the applicable Designated Offtake Agreement during the remaining Qualified Term of such Designated Offtake Agreement; and

(ii)

100% of the present value of the Contracted Revenues from the applicable Designated Offtake Agreement during the lesser of  the succeeding seven years under such Designated Offtake Agreement and  the remaining term of such Designated Offtake Agreement;

(d)

any of Vitol Inc., Glencore Ltd., Trafigura Pte Ltd, Gunvor Singapore Pte Ltd, NFE North Trading, LLC, Mercuria Energy Group Ltd, Petrobras Global Trading B.V., Axpo Singapore Pte Ltd., and Litasco SA; and

(e)

so long as the Borrower has other Designated Offtake Agreements for at least 12.25 MTPA of ACQ with an Offtaker that satisfies the criteria set forth in any of clauses (a) – (d) above, any Offtaker that has, or whose obligations under the applicable Designated Offtake Agreement are guaranteed by an entity that has, a tangible net worth of at least $3,000,000,000 per 1.0 MTPA of ACQ.

“Qualified Offtaker Investors” means  any Initial Offtaker that is not required to provide credit support on the Closing Date in respect of its obligations under the Initial Offtake Agreement to which is a party,  any entity that, as of the Closing Date, provides a guaranty in respect of an Initial Offtaker’s obligations under the Initial Offtake Agreement to which such Initial Offtaker is a party,  any entity that provides a guaranty as contemplated by clause (b) or clause (c) of the definition of “Qualified Offtaker”,  any entity referred to in clause (d) or clause (e) of the definition of “Qualified Offtaker”, and  to the extent satisfying the Senior Lenders’ KYC Requirements, any entity that Controls any of the foregoing.

“Qualified Public Company” means any publicly listed indirect parent of the Borrower following a Qualified Public Offering, so long as following such Qualified Public Offering, no person (other than such entity, the Sponsor, the Approved Owners, Qualified Investment Entities, Qualified Offtaker Investors, Qualified Energy Companies, such publicly listed parent company following such Qualified Public Offering or any underwriter or placement agent participating in such Qualified Public Offering) or persons constituting a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 or any successor provision) (excluding employee benefit plans of the Borrower or any of its Affiliates and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the economic interests in the Borrower and, directly or indirectly, Controls the Borrower.

“Qualified Public Offering” means any public offering of the Sponsor or its Affiliates with any indirect ownership interest in the Borrower or any direct or indirect shareholder of the Borrower.

“Qualified Term” means  with respect to any Designated Offtake Agreement other than a replacement Designated Offtake Agreement, the term of such Offtake Agreement used in the Base Case Forecast when determining the applicable quantum of Senior Secured Debt that could be incurred based on the revenues projected to be generated under such Offtake Agreement and  with respect to one or more Offtake Agreements entered into to replace any terminated Designated Offtake Agreement,  a term at least as long, taken as a whole, as the remaining term of the terminated Designated Offtake Agreement that such Offtake Agreement(s) are replacing or  the term for such replacement Offtake Agreement(s) used in the Base Case Forecast to calculate the quantum of Senior Secured Debt required to be prepaid as a result of the terminated Designated Offtake Agreement and entry into such replacement Offtake Agreement(s).

“Qualifying LC Issuer” has the meaning assigned to such term in the P1 Accounts Agreement.

“Rating Reaffirmation” means, with respect to any matter under this Agreement requiring a Rating Reaffirmation, that Kroll has considered the matter and confirmed that, if implemented (or if such matter is an Event of Default, if such event continued), they would reaffirm the then current rating or provide a more favorable rating.

“RCI EPC CAPEX” has the meaning assigned to such term in the Definitions Agreement.

“RCI Owners’ Costs” has the meaning assigned to such term in the Definitions Agreement.

“Recipient” means  the Administrative Agent, or  any Senior Lender, as applicable.

“Register” has the meaning assigned to such term in Section 2.5(b).

“Regulation T”, “Regulation U”, and “Regulation X” means, respectively, Regulation T, Regulation U, and Regulation X of the Board of Governors of the Federal Reserve System.

“Reinstatement Debt” means Relevering Debt that satisfies  the conditions set forth in Section 2.5 (Relevering Debt) of the Common Terms Agreement and  the following conditions:

(i)	any LNG Sales Mandatory Prepayment Event has occurred;

(ii)	such LNG Sales Mandatory Prepayment Event shall have been cured pursuant to each applicable Senior Secured Debt Instrument;

(iii)

such Reinstatement Debt is incurred no later than two years after all applicable LNG Sales Mandatory Prepayments in respect of such LNG Sales Mandatory Prepayment Event have been made pursuant to the applicable Senior Secured Debt Instruments;

(iv)

the principal amount of such Reinstatement Debt does not exceed:  the amount of such LNG Sales Mandatory Prepayment, plus  all premiums, fees, costs, expenses and reserves (including any incremental increase in the DSRA Reserve Amounts resulting from the incurrence of such Reinstatement Debt) associated with arranging, issuing and incurring such Reinstatement Debt, plus  105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence;

(v)

the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that all Senior Secured Debt (after taking into account the incurrence of such Reinstatement Debt) outstanding at such time is capable of amortization such that the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00; provided, that for purposes of this clause (v) the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume, if such Reinstatement Debt is incurred prior to the Project Completion Date, that all Senior Secured Debt Commitments will be fully drawn; and

(vi)

concurrently with the incurrence of any Reinstatement Debt, the Borrower shall apply the proceeds of such Reinstatement Debt in the following order:  first, to pay all premiums, fees, costs, expenses and reserves (including any incremental increase in the DSRA Reserve Amount resulting from the incurrence of such Reinstatement Debt) associated with arranging, issuing, and incurring such Reinstatement Debt;  second, to fund any reserves (including any incremental increase in the DSRA Reserve Amount) resulting from the incurrence of such Reinstatement Debt;  third, to  pay any P1 IR Hedge Termination Amount that is or will be due and payable with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence or  reserve an amount equal to 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence; and  fourth, to make Distributions to the Pledgor.

“Related Entity” means, with respect to any Person, any other person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

“Release” has the meaning assigned to such term in Section 5.14(b).

“Required Export Authorizations” means, with respect to each Designated Offtake Agreement at any time, the DOE Export Authorization and any other export authorization that the Borrower designates as a “Required Export Authorization” in connection with the entry into, or designation of, a Designated Offtake Agreement, in each case, to the extent that, at such time, the volumes permitted to be exported under the DOE Export Authorization or such export authorization, as the case may be, are required in order to enable the sale of such Designated Offtake Agreement’s share of the then‑applicable Base Committed Quantity of LNG in accordance with the terms of such Designated Offtake Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration Plan” has the meaning assigned to such term in the Definitions Agreement.

“Restoration Work” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Restricted Lender” has the meaning assigned to such term in Section 12.28.

“Restricted Person” means a Person that is: the target of Sanctions Regulations; a Canada Blocked Person; a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; a Person located, organized, or ordinarily resident in a country, territory, or region that is, or whose government is, the target of country‑wide or territory‑wide comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so‑called Donetsk People’s Republic, and the so‑called Luhansk People’s Republic) but excluding, for the elimination of doubt, the United States; or a Person owned 50% or more by or otherwise controlled by a Person or Persons, country, territory or region in clauses (a) through (d).

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, Crimea, the so‑called Donetsk People’s Republic, and the so‑called Luhansk People’s Republic).

“Sanctions Authorities” means  the United States,  the United Nations (acting through the United Nations Security Council as a whole and not each individual member or member state),  the European Union (as a whole and not each member state),  the United Kingdom,  Canada, or  the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State, and HMT.

“Sanctions List” means the OFAC SDN List, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of sanctions designation under Sanctions Regulations made by, any of the Sanctions Authorities but excluding, in all cases, to the extent such list is made by any Sanctions Authority and targeted against the United States or Persons in or connected to the United States.

“Sanctions Regulations” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities, including the OFAC Laws but excluding, in all cases, to the extent administered, enacted or enforced by any other Sanctions Authority against the United States.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

“Senior Lenders” means those Senior Lenders identified on Schedule 2 and each other Person that acquires the rights and obligations of any such Senior Lender pursuant to Section 12.4(b).

“Senior Loan” means each loan made pursuant to Section 2.1(a) and Section 2.5.

“Senior Loan Borrowing” means the disbursement of Senior Loans by the Senior Lenders (or the Administrative Agent on their behalf) on the Senior Loan Borrowing Date to the Borrower in accordance with Section 2.3.

“Senior Loan Borrowing Date” means September 15, 2023 or such other date as may be agreed to by the Senior Lenders.

“Senior Loan Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Senior Loans, as set forth opposite the name of such Senior Lender in the column entitled “Senior Loan Commitment” in Schedule 2, or if such Senior Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Senior Lender in the Register maintained by the Administrative Agent pursuant to Section 2.5(b) as such Senior Lender’s Senior Loan Commitment, as the same may be reduced in accordance with Section 2.4.

“Senior Loan Commitment Percentage” means, as to any Senior Lender at any time, the percentage that such Senior Lender’s Senior Loan Commitment then constitutes of the Aggregate Senior Loan Commitment.

“Senior Loan Debt Service Reserve Amount” means as of any date of determination, an amount reasonably projected by the Borrower to be the amount necessary to pay the forecasted Debt Service in respect of the Senior Loans from such date through (and including) the next Interest Payment Date; provided, that, for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Senior Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Interest Payment Date prior to such balloon payment or bullet maturity shall be taken into account.

“Senior Loan Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A evidencing Senior Loans, in each case duly executed and delivered by an Authorized Officer of the Borrower in favor of each Senior Lender, including any promissory notes issued by the Borrower in connection with assignments of any Senior Loan of the Senior Lenders, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Loans DSRA” means the account established pursuant to Section 2.3(b) of the P1 Accounts Agreement with respect to the Borrower’s debt service reserve requirement hereunder.

“Senior Secured Bank Debt” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Senior Secured Bank Debt Holder Representative” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Senior Secured Credit Document” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Senior Secured Creditor Representative” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Senior Secured Hedge Agreements” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Senior Secured IR Hedge Agreements” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Solvent” has the meaning assigned to such term in Section 5.27(b).

“Specified Rating Reaffirmation” means, with respect to any matter under this Agreement requiring a Specified Rating Reaffirmation, that any one of Moody’s, S&P, Fitch, Kroll, or DBRS has considered the matter and confirmed that, if implemented (or if such matter is an Event of Default, if such event continued), they would assign or reaffirm a rating that is equivalent to the then current rating of the Senior Loans by Kroll or provide a more favorable rating.

“SSD Discharge Date” has the meaning assigned to such term in Collateral and Intercreditor Agreement.

“STF Development Plan” has the meaning assigned to such term in Definitions Agreement.

“Structuring Fee Letter” means the Structuring Fee Letter dated as of the date hereof, between the Borrower and the Senior Lenders.

“Subsequent Train Facility” has the meaning assigned to such term in the Definitions Agreement.

“Train 1” has the meaning assigned to such term in the T1/T2 EPC Contract.

“Train 2” has the meaning assigned to such term in the T1/T2 EPC Contract.

“Train 3” has the meaning assigned to such term in the T3 EPC Contract.

“Train Facility” has the meaning assigned to such term in the Definitions Agreement.

“Treasury Rate” means, with respect to any prepayment date, the yield determined by the Borrower in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Borrower after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the prepayment date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Borrower shall select, as applicable:  the yield for the Treasury constant maturity on H.15 exactly equal to the period from the prepayment date to the Par Call Date (the “Remaining Life”);  if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight‑line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or  if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the prepayment date.

If on the third Business Day preceding the prepayment date H.15 TCM is no longer published, the Borrower shall calculate the Treasury Rate based on the rate per annum equal to the semi‑annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such prepayment date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Borrower shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Borrower shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi‑annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Plan” has the meaning assigned to such term in Section 5.25.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.2(g)(ii)(B)(3).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unmatured Credit Agreement LNG Sales Mandatory Prepayment Event” means an event that, with the lapse of a cure period, would become a Credit Agreement LNG Sales Mandatory Prepayment Event.

“Voluntary Equity Contributions” has the meaning assigned to such term in the P1 Equity Contribution Agreement.

“Waiver” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, the Administrative Agent and the P1 Collateral Agent.

“Write‑Down and Conversion Powers” means,  with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule, and  with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail‑In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail‑In Legislation that are related to or ancillary to any of those powers.

SCHEDULE 2

LENDERS, COMMITMENTS

Senior Lender	Senior Loan Commitment
Fidelity & Guaranty Life Insurance Company	$50,000,000.00
Everlake Life Insurance Company	$60,000,000.00
American General Life Insurance Company	$125,000,000.00
Security Life of Denver Insurance Company	$65,000,000.00
Symetra Life Insurance Company	$12,000,000.00
Allianz Life Insurance Company of North America	$44,000,000.00
Total	$356,000,000.00